EXHIBIT 2.1



                        AGREEMENT AND PLAN OF MERGER

                                dated as of

                              October 22, 2000

                                  between

                        HONEYWELL INTERNATIONAL INC.

                                    and

                          GENERAL ELECTRIC COMPANY




                             TABLE OF CONTENTS



                                                                           Page

ARTICLE I         THE MERGER..................................................1

     Section 1.1     The Merger...............................................1
     Section 1.2     Conversion of Shares.....................................2
     Section 1.3     Surrender and Payment....................................3
     Section 1.4     Stock Options and Equity Awards..........................4
     Section 1.5     Adjustments..............................................5
     Section 1.6     Fractional Shares........................................6
     Section 1.7     Withholding Rights.......................................7
     Section 1.8     Lost Certificates........................................7
     Section 1.9     Shares Held by Honeywell Affiliates......................7
     Section 1.10     Appraisal Rights........................................7

ARTICLE II        CERTAIN GOVERNANCE MATTERS..................................8

     Section 2.1     Board of Directors.......................................8
     Section 2.2     Certificate of Incorporation of the
                     Surviving Corporation....................................8
     Section 2.3     By-laws of the Surviving Corporation.....................8
     Section 2.4     Directors and Officers of the
                     Surviving Corporation....................................8

ARTICLE III       REPRESENTATIONS AND WARRANTIES OF HONEYWELL.................8

     Section 3.1     Corporate Existence and Power............................8
     Section 3.2     Corporate Authorization..................................9
     Section 3.3     Governmental Authorization..............................10
     Section 3.4     Non-Contravention.......................................10
     Section 3.5     Capitalization..........................................11
     Section 3.6     Subsidiaries............................................11
     Section 3.7     Commission Filings......................................12
     Section 3.8     Financial Statements....................................13
     Section 3.9     Disclosure Documents....................................13
     Section 3.10     Absence of Certain Changes.............................14
     Section 3.11     No Undisclosed Material Liabilities....................15
     Section 3.12     Litigation.............................................15
     Section 3.13     Taxes..................................................15
     Section 3.14     Employee Benefit Plans.................................16
     Section 3.15     Compliance with Laws...................................19
     Section 3.16     Finders' or Advisors' Fees.............................19
     Section 3.17     Environmental Matters..................................19
     Section 3.18     Opinion of Financial Advisor...........................20
     Section 3.19     Pooling; Tax Treatment.................................20
     Section 3.20     Takeover Statutes......................................20
     Section 3.21     Intellectual Property Matters..........................20

ARTICLE IV        REPRESENTATIONS AND WARRANTIES OF PARENT...................21

     Section 4.1     Corporate Existence and Power...........................21
     Section 4.2     Corporate Authorization.................................22
     Section 4.3     Governmental Authorization..............................22
     Section 4.4     Non-Contravention.......................................23
     Section 4.5     Capitalization..........................................23
     Section 4.6     Commission Filings......................................24
     Section 4.7     Financial Statements....................................24
     Section 4.8     Disclosure Documents....................................24
     Section 4.9     Absence of Certain Changes..............................25
     Section 4.10     No Undisclosed Material Liabilities....................25
     Section 4.11     Litigation.............................................25
     Section 4.12     Finders' or Advisors' Fees.............................25
     Section 4.13     Pooling; Tax Treatment.................................26

ARTICLE V         COVENANTS OF HONEYWELL.....................................26

     Section 5.1     Conduct of Honeywell....................................26
     Section 5.2     Honeywell Stockholder Meeting...........................28

ARTICLE VI        COVENANTS OF PARENT........................................29

     Section 6.1     Obligations of Merger Subsidiary........................29
     Section 6.2     Director and Officer Liability..........................29
     Section 6.3     Stock Exchange Listing..................................31
     Section 6.4     Employee Benefits.......................................31
     Section 6.6     Consultant Agreement....................................32

ARTICLE VII       COVENANTS OF PARENT AND HONEYWELL..........................32

     Section 7.1     Reasonable Best Efforts.................................32
     Section 7.2     Proxy Materials; Certain Filings........................34
     Section 7.3     Access to Information...................................34
     Section 7.4     Tax and Accounting Treatment............................35
     Section 7.5     Public Announcements....................................36
     Section 7.6     Further Assurances......................................36
     Section 7.7     Notices of Certain Events...............................36
     Section 7.8     Affiliates..............................................36
     Section 7.9     Payment of Dividends....................................37
     Section 7.10     No Solicitation........................................37
     Section 7.11     Letters from Accountants...............................39
     Section 7.12     Takeover Statutes......................................40
     Section 7.13      Honeywell Name and Integrity of Franchise.............40
     Section 7.14     Transfer Statutes......................................40
     Section 7.15     Section 16(b)..........................................40

ARTICLE VIII      CONDITIONS TO THE MERGER...................................40

     Section 8.1     Conditions to the Obligations
                     of Each Party...........................................40
     Section 8.2     Conditions to the Obligations of
                     Parent and Merger Subsidiary............................41
     Section 8.3     Conditions to the Obligations of Honeywell..............42

ARTICLE IX        TERMINATION................................................43

     Section 9.1     Termination.............................................43
     Section 9.2     Effect of Termination...................................44
     Section 9.3     Fee and Expenses........................................44

ARTICLE X         MISCELLANEOUS..............................................45

     Section 10.1     Notices................................................45
     Section 10.2     Non-Survival of Representations
                      and Warranties.........................................46
     Section 10.3     Amendments; No Waivers.................................46
     Section 10.4     Expenses...............................................46
     Section 10.5     Successors and Assigns.................................47
     Section 10.6     Governing Law..........................................47
     Section 10.7     Jurisdiction...........................................47
     Section 10.8     Waiver of Jury Trial...................................47
     Section 10.9     Counterparts; Effectiveness............................47
     Section 10.10    Entire Agreement; No Third Party Beneficiaries.........48
     Section 10.11    Captions...............................................48
     Section 10.12    Severability...........................................48


EXHIBIT

Exhibit A - Form of Honeywell Affiliate Letter



DEFINITIONS
                                                        Section

Acquisition Proposal....................................Section 7.10(c)
Action..................................................Section 3.12
Affected Employees......................................Section 6.5(b)
Agreement...............................................Preamble
Certificate.............................................Section 1.2(c)
Closing.................................................Section 1.1(d)
Closing Date............................................Section 1.1(d)
Code....................................................Recitals
Commission..............................................Recitals
Confidentiality Agreement...............................Section 7.3
Delaware Law............................................Section 1.1(b)
EC Merger Regulation....................................Section 3.3
Effective Time..........................................Section 1.1(a)
End Date................................................Section 9.1(b)(i)
Environmental Laws......................................Section 3.17(b)
ERISA...................................................Section 3.14(a)
Exchange Act............................................Section 3.3
Exchange Agent..........................................Section 1.3(a)
Exchange Ratio..........................................Section 1.2(a)(iii)
Form S-4................................................Section 7.2
GAAP....................................................Recitals
Honeywell...............................................Preamble
Honeywell 10-Q..........................................Section 3.7
Honeywell Balance Sheet.................................Section 3.8
Honeywell Balance Sheet Date............................Section 3.8
Honeywell Commission Documents..........................Section 3.7(a)
Honeywell Common Stock..................................Recitals
Honeywell Convertible Security..........................Section 3.5
Honeywell Disclosure Schedules..........................Article III
Honeywell Employee Plans................................Section 3.14(a)
Honeywell Stock Option..................................Section 1.4(a)
Honeywell Stock Plans...................................Section 1.4(a)
Honeywell Stockholder Approval..........................Section 3.2(a)
Honeywell Stockholder Meeting...........................Section 5.2(a)
Honeywell Subsidiary Convertible Security...............Section 3.6(b)
Hazardous Material......................................Section 3.17(b)
HSR Act.................................................Section 3.3
Indemnitees.............................................Section 6.2(a)
Intellectual Property...................................Section 3.21(b)
Proxy Statement/Prospectus..............................Section 7.2
Lien....................................................Section 3.4
Material Adverse Effect.................................Section 3.1
Merger..................................................Recitals
Merger Consideration....................................Section 1.2(b)
Merger Subsidiary.......................................Preamble
NYSE....................................................Section 1.6
Parent..................................................Preamble
Parent 10Q..............................................Section 4.6(a)
Parent Balance Sheet....................................Section 4.7
Parent Balance Sheet Date...............................Section 4.7
Parent Commission Documents.............................Section 4.6(a)
Parent Common Stock.....................................Section 1.2(a)(iii)
Parent Convertible Security.............................Section 4.5
Parent Disclosure Schedules.............................Article IV
Person..................................................Section 1.3(c)
Securities Act..........................................Section 1.4(c)
Subsidiary..............................................Section 3.6(a)
Superior Proposal.......................................Section 7.10(c)
Surviving Corporation...................................Section 1.1(b)
Tax Returns.............................................Section 3.13
Taxes...................................................Section 3.13



                        AGREEMENT AND PLAN OF MERGER

                  THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of October 22, 2000 by and between HONEYWELL INTERNATIONAL INC., a Delaware corporation ("Honeywell"), and GENERAL ELECTRIC COMPANY, a New York corporation ("Parent").

                            W I T N E S S E T H:

                  WHEREAS, the respective Boards of Directors of Parent and Honeywell have approved this Agreement, and deem it advisable and in the best interests of their respective stockholders to consummate the merger of a Subsidiary of Parent to be formed as soon as practicable after the date hereof ("Merger Subsidiary") with and into Honeywell on the terms and conditions set forth in this Agreement (the "Merger");

                  WHEREAS, for United States federal income tax purposes, it is intended that the Merger qualify as a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"); and

                  WHEREAS, for accounting purposes, it is intended that the Merger be accounted for as a "pooling of interests" under United States generally accepted accounting principles ("GAAP") and the rules and regulations of the Securities and Exchange Commission (the "Commission").

                  WHEREAS, in order to induce Parent to execute and deliver this Agreement, Parent and Honeywell are entering into a stock option agreement (the "Option Agreement") pursuant to which Honeywell is granting Parent the option to purchase shares of common stock, par value $1.00 per share, of Honeywell (the "Honeywell Common Stock"), constituting 19.9% of the issued and outstanding Honeywell Common Stock, upon the terms and subject to the conditions set forth therein.

                  NOW, THEREFORE, in consideration of the promises and the respective representations, warranties, covenants, and agreements set forth herein, the parties agree as follows:

                                 ARTICLE I

                                 THE MERGER

Section 1.1    The Merger.

(a) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, Honeywell and Merger Subsidiary will file a certificate of merger with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware Law to be made in connection with the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or, if agreed to by Honeywell and Parent, at such later time as is specified in the certificate of merger (the "Effective Time").

(b) At the Effective Time, Merger Subsidiary shall be merged with and into Honeywell in accordance with the requirements of the General Corporation Law of the State of Delaware (the "Delaware Law"), whereupon the separate existence of Merger Subsidiary shall cease, and Honeywell shall be the surviving corporation in the Merger (the "Surviving Corporation").

(c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of Honeywell and Merger Subsidiary, all as provided under Delaware Law.

(d) The closing of the Merger (the "Closing") shall take place (i) at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York, as soon as practicable, but in any event within three business days, after the day on which the last to be fulfilled or waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions) shall be fulfilled or waived in accordance with this Agreement or (ii) at such other place and time or on such other date as Honeywell and Parent may agree in writing (the date of the Closing being the "Closing Date").

Section 1.2    Conversion of Shares.

(a) At the Effective Time by virtue of the Merger and without any action on the part of the holder thereof:

(i) each share of Honeywell Common Stock held by Honeywell as treasury stock or owned by Parent immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

(ii) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and

(iii) each share of Honeywell Common Stock outstanding immediately prior to the Effective Time shall, except as otherwise provided in
         Section 1.2(a)(i), be converted into the right to receive 1.055 shares (the "Exchange Ratio") of common stock, par value $0.06 per share, of Parent (the "Parent Common Stock").

(b) All Parent Common Stock issued as provided in Section 1.2(a)(iii) shall be of the same class and shall have the same terms as the currently outstanding Parent Common Stock. The shares of Parent Common Stock to be received as consideration pursuant to the Merger with respect to shares of Honeywell Common Stock (together with cash in lieu of fractional shares of Parent Common Stock as specified below) are referred to herein as the "Merger Consideration."

(c) From and after the Effective Time, all shares of Honeywell Common Stock converted in accordance with Section 1.2(a)(iii) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares (a "Certificate") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any dividends payable pursuant to Section 1.3(f). From and after the Effective Time, all certificates representing the common stock of Merger Subsidiary shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with Section 1.2(a)(ii).

Section 1.3    Surrender and Payment.

(a) Prior to the Effective Time, Parent shall appoint The Bank of New York or such other exchange agent reasonably acceptable to Honeywell (the "Exchange Agent") for the purpose of exchanging certificates for the Merger Consideration. Parent will make available to the Exchange Agent, as needed, the Merger Consideration to be delivered in respect of the shares of Honeywell Common Stock. Promptly after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of record of shares of Honeywell Common Stock as of the Effective Time, a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) in such form as Honeywell and Parent may reasonably agree, for use in effecting delivery of shares of Honeywell Common Stock to the Exchange Agent.

(b) Each holder of shares of Honeywell Common Stock that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, will be entitled to receive the Merger Consideration in respect of the shares of Honeywell Common Stock represented by such Certificate. Until so surrendered, each such Certificate shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration.

(c) If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition to the registration of the Merger Consideration that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any transfer or other taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not payable. For purposes of this Agreement, "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

(d) After the Effective Time, there shall be no further registration of transfers of shares of Honeywell Common Stock. If, after the Effective Time, Certificates are presented to the Exchange Agent, the Surviving Corporation or Parent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article I.

(e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.3(a) that remains unclaimed by the holders of shares of Honeywell Common Stock one year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged his shares of Honeywell Common Stock for the Merger Consideration in accordance with this Section 1.3 prior to that time shall thereafter look only to Parent for delivery of the Merger Consideration in respect of such holder's shares. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares for any Merger Consideration delivered to a public official pursuant to applicable abandoned property laws.

(f) No dividends or other distributions with respect to shares of Parent Common Stock shall be paid to the holder of any unsurrendered Certificates until such Certificates are surrendered as provided in this Section 1.3. Subject to the effect of applicable laws, following such surrender, there shall be paid, without interest, to the record holder of the shares of Parent Common Stock issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of such Parent Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of Parent Common Stock, all shares of Parent Common Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

Section 1.4    Stock Options and Equity Awards.

(a) At the Effective Time, each outstanding employee or director option to purchase shares of Honeywell Common Stock (a "Honeywell Stock Option") granted under Honeywell's plans or agreements pursuant to which Honeywell Stock Options or other stock-based awards of Honeywell have been or may be granted (collectively, the "Honeywell Stock Plans"), whether vested or not vested, shall be deemed assumed by Parent. At and after the Effective Time
(1) each Honeywell Stock Option then outstanding shall entitle the holder thereof to acquire the number (rounded up to the nearest whole number) of shares of Parent Common Stock determined by multiplying (x) the number of shares of Honeywell Common Stock subject to such Honeywell Stock Option immediately prior to the Effective Time by (y) the Exchange Ratio, and (2) the exercise price per share of Parent Common Stock subject to any such Honeywell Stock Option at and after the Effective Time shall be an amount (rounded up to the nearest one-hundredth of a cent) equal to (x) the exercise price per share of Honeywell Common Stock subject to such Honeywell Stock Option prior to the Effective Time, divided by (y) the Exchange Ratio. Other than as provided above, as of and after the Effective Time, each Honeywell Stock Option shall be subject to the same terms and conditions as in effect immediately prior to the Effective Time. Notwithstanding the foregoing, any adjustment to a Honeywell Stock Option which is an "incentive stock option" shall be made in a manner consistent with Section 424(a) of the Code. Prior to the date hereof, Honeywell has taken all actions necessary to cause holders of restricted shares, restricted stock units and any other stock-based awards outstanding under Honeywell Stock Plans, which would otherwise be settled in cash, to receive a settlement of any such awards in shares of Parent Common Stock (with, in the case of restricted stock units, each such unit representing one share of Honeywell Common Stock and with the number of shares of Parent Common Stock to be issued reflecting the Exchange Ratio). The holder of a restricted stock unit to be settled in shares of Parent Common Stock shall receive within ninety days following the Closing Date, a number of shares of Parent Common Stock equal to (i) the cash value of such restricted stock unit based upon the "Merger Price Per Share" (as defined in the applicable Honeywell Stock Plan), divided by (ii) the closing price per share of Parent Common Stock on the Closing Date. All fractional shares of Parent Common Stock shall be paid in cash.

(b) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Honeywell Stock Options and settlement of other stock-based awards of Honeywell at and after the Effective Time.

(c) On or as soon as practicable after the Effective Time, Parent shall file with the Commission a registration statement on an appropriate form or a post-effective amendment to a previously filed registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Parent Common Stock subject to Honeywell Stock Options and other stock-based awards of Honeywell, and shall use its reasonable best efforts to maintain the current status of the prospectus contained therein, as well as comply with any applicable state securities or "blue sky" laws, for so long as such options or other stock-based awards remain outstanding.

Section 1.5 Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Parent or Honeywell shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any similar transaction, or any stock dividend thereon with a record date during such period, the Merger Consideration shall be appropriately adjusted to provide the holders of shares of Honeywell Common Stock the same economic effect as contemplated by this Agreement prior to such event.

Section 1.6    Fractional Shares.

(a) No fractional shares of Parent Common Stock shall be issued in the Merger and no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share and such fractional share interests will not entitle the owner thereof to any rights of a stockholder of Parent.

(b) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (x) the number of full shares of Parent Common Stock delivered to the Exchange Agent by Parent over (y) the aggregate number of full shares of Parent Common Stock to be distributed to holders of Honeywell Common Stock (such excess being herein called the "Excess Shares"). As soon after the Effective Time as practicable, the Exchange Agent, as agent for such holders of Parent Common Stock, shall sell the Excess Shares at the then prevailing prices on the New York Stock Exchange, Inc. (the "NYSE"), all in the manner provided in paragraph (c) of this Section 1.6.

(c) The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. The Exchange Agent shall use all reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in the Exchange Agent's reasonable judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of any such sale or sales have been distributed to such holders of Honeywell Common Stock, the Exchange Agent will hold such proceeds in trust for such holders of Honeywell Common Stock. Parent shall pay all commissions, transfer taxes and other out-of-pocket transaction costs of the Exchange Agent incurred in connection with such sale or sales of Excess Shares. In addition, Parent shall pay the Exchange Agent's compensation and expenses in connection with such sale or sales. The Exchange Agent shall determine the portion of such net proceeds to which each holder of Honeywell Common Stock shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction the numerator of which is the amount of the fractional share interest to which such holder of Honeywell Common Stock is entitled (after taking into account all shares of Honeywell Common Stock then held by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Certificates representing Honeywell Common Stock are entitled.

(d) Notwithstanding the provisions of this Section 1.6, Parent may elect, at its option exercised prior to the Effective Time and in lieu of the issuance and sale of Excess Shares and the making of the payments contemplated in such subsections, to pay to the Exchange Agent an amount in cash sufficient for the Exchange Agent to pay each holder of Honeywell Common Stock an amount in cash equal to the product obtained by multiplying
(x) the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Honeywell Common Stock held at the Effective Time by such holder) by (y) the closing price for a share of Parent Common Stock on the NYSE on the first business day immediately following the Effective Time and, in such case, all references herein to the cash proceeds of the sale of the Excess Shares and similar references shall be deemed to mean and refer to the payments calculated as set forth in this Section 1.6(d).

(e) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Honeywell Common Stock with respect to any fractional share interests, the Exchange Agent shall promptly pay such amounts to such holders of Honeywell Common Stock.

Section 1.7 Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any person pursuant to this Article I such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Honeywell Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

Section 1.8 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming the Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Corporation, the posting by that Person of a bond, in such reasonable amount as the Surviving Corporation may direct (which shall not exceed amounts generally required by Parent from holders of Parent Common Stock under similar circumstances), as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the Shares represented by such Certificates as contemplated by this Article I.

Section 1.9 Shares Held by Honeywell Affiliates. Anything to the contrary in this Agreement notwithstanding, no shares of Parent Common Stock (or certificates therefor) shall be issued in exchange for any Certificate to any Person who may be an "affiliate" of Honeywell (identified pursuant to Section 7.8) until the Person shall have delivered to Parent and Honeywell a duly executed letter as contemplated by Section 7.8.

Section 1.10 Appraisal Rights. In accordance with Section 262 of the Delaware Law, no appraisal rights shall be available to holders of shares of Honeywell Common Stock in connection with the Merger.

                                ARTICLE II

                         CERTAIN GOVERNANCE MATTERS

Section 2.1 Board of Directors. Prior to the Effective Time, the Board of Directors of Parent shall take all action necessary to cause the Board of Directors of Parent to be expanded to add three persons mutually acceptable to Honeywell and Parent which persons shall be elected to the Board of Directors of Parent effective as of the Effective Time, and which persons shall also be nominated for election to the Board of Directors of Parent at the two annual meetings of stockholders of Parent following the Effective Time.

Section 2.2 Certificate of Incorporation of the Surviving Corporation. The certificate of incorporation of the Surviving Corporation shall be amended as of the Effective Time to contain the provisions in the certificate of incorporation of Merger Subsidiary immediately prior to the Effective Time, except that such certificate of incorporation shall provide that the name of the Surviving Corporation shall be "Honeywell International Inc."

Section 2.3 By-laws of the Surviving Corporation. The by-laws of Merger Subsidiary in effect at the Effective Time shall be the by-laws of the Surviving Corporation (until amended in accordance with applicable law).

Section 2.4 Directors and Officers of the Surviving Corporation. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation, who shall consist as of the Effective Time of those people mutually agreed upon by the chief executive officers of Honeywell and Parent, and (b) the officers of Honeywell at the Effective Time shall be the officers of the Surviving Corporation.

                                ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF HONEYWELL

                  Honeywell represents and warrants to Parent that, except as set forth in the disclosure schedules delivered by Honeywell to Parent simultaneously with the execution of this Agreement (the "Honeywell Disclosure Schedule") or the Honeywell Commission Documents filed prior to the date of this Agreement; it being understood that any matter set forth in any section of the Honeywell Disclosure Schedule or in the Honeywell Commission Documents shall be deemed disclosed with respect to such section of this Article III to which such matter logically relates, so long as the description of such matter contains sufficient facts to provide reasonable notice of the relevance of such matter:

Section 3.1 Corporate Existence and Power. Honeywell is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except for those the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Honeywell. Honeywell is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse
Effect on Honeywell. For purposes of this Agreement, a "Material Adverse Effect" with respect to any Person means a material adverse effect on the financial condition, business, liabilities, properties, assets or results of operations of such Person and its Subsidiaries, taken as a whole, except to the extent resulting from (i) any changes in general United States or global economic conditions, (ii) any changes in general economic conditions in industries in which the Person operates which changes do not affect Honeywell or Parent, as the case may be, disproportionately relative to other entities operating in such industries, or (iii) any decline in the market price of the common stock of such Person. Honeywell has heretofore made available to Parent true and complete copies of Honeywell's restated certificate of incorporation and by-laws as currently in effect.

Section 3.2    Corporate Authorization.

(a) The execution, delivery and performance by Honeywell of this Agreement and the Option Agreement and the consummation by Honeywell of the transactions contemplated hereby and thereby are within Honeywell's corporate powers and, except for any required approval by Honeywell's stockholders in accordance with Delaware Law (the "Honeywell Stockholder Approval") in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action. The affirmative vote of holders of the outstanding shares of Honeywell Common Stock having votes representing a majority of the votes of all such outstanding capital stock, voting together as a single class, in favor of the approval and adoption of this Agreement and the Merger is the only vote of the holders of any of Honeywell's capital stock necessary in connection with consummation of the Merger. Assuming due authorization, execution and delivery of this Agreement and the Option Agreement by Parent and/or Merger Subsidiary, as applicable, each of this Agreement and the Option Agreement constitutes a valid and binding agreement of Honeywell enforceable against Honeywell in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights, and to general equity principles.

(b) Honeywell's Board of Directors, at a meeting duly called and held, has
(i) determined that this Agreement and the Option Agreement and the transactions contemplated hereby and thereby (including the Merger) are fair to and in the best interests of Honeywell's stockholders, (ii) approved and adopted this Agreement and the Option Agreement and the transactions contemplated hereby and thereby (including the Merger), in compliance with any applicable supermajority Board vote required by Honeywell's by-laws, and (iii) resolved (subject to Section 5.2) to recommend that Honeywell stockholders vote for the approval and adoption of this Agreement and the Merger.

Section 3.3 Governmental Authorization. The execution, delivery and performance by Honeywell of this Agreement and the Option Agreement and the consummation by Honeywell of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of a certificate of merger in connection with the Merger in accordance with Delaware Law, (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (c) compliance with any applicable requirements of Council Regulation No. 4064/89 of the European Community, as amended (the "EC Merger Regulation"),
(d) compliance with any applicable requirements under the Competition Act of Canada, (e) compliance with any other applicable requirements of foreign anti-trust, competition, trade regulation or investment laws, (f) compliance with any applicable environmental transfer statutes, (g) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), (h) compliance with any applicable requirements of the Securities Act and (i) other actions or filings which if not taken or made would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Honeywell or prevent or materially delay Honeywell's consummation of the Merger.

Section 3.4 Non-Contravention. The execution, delivery and performance by Honeywell of this Agreement and the Option Agreement and the consummation by Honeywell of the transactions contemplated hereby and thereby do not and will not (a) contravene or conflict with the restated certificate of incorporation or by-laws of Honeywell, (b) assuming compliance with the matters referred to in Section 3.3 and subject to receipt of Honeywell Stockholder Approval, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Honeywell or any of its Subsidiaries,
(c) subject to receipt of Honeywell Stockholder Approval, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Honeywell or any of its Subsidiaries or to a loss of any benefit to which Honeywell or any of its Subsidiaries is entitled under any provision of any agreement, contract, lease or other instrument binding upon Honeywell or any of its Subsidiaries or any license, franchise, permit or other similar authorization held by Honeywell or any of its Subsidiaries, or (d) result in the creation or imposition of any Lien on any asset of Honeywell or any of its Subsidiaries, except for such contraventions, conflicts or violations referred to in clause (b) or defaults, rights of termination, cancellation or acceleration, or losses or Liens referred to in clause (c) or (d) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Honeywell. For purposes of this Agreement, "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset other than any such mortgage, lien, pledge, charge, security interest or encumbrance (i) for Taxes not yet due or being contested in good faith or (ii) which is a carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like lien arising in the ordinary course of business. Neither Honeywell nor any Subsidiary of Honeywell is a party to any agreement that (x) limits the ability of Honeywell or any Subsidiary of Honeywell to compete in or conduct any line of business or compete with any Person or in any geographic area or during any period of time except to the extent that any such limitation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Honeywell or on the Surviving Corporation, immediately after the Effective Time or (y) immediately after the Effective Time to the knowledge of Honeywell, would materially limit the ability of Parent or any Subsidiary of Parent, other than Honeywell and any Subsidiary of Honeywell to compete in or conduct any material line of business or compete with any Person or in any geographic area or during any period of time.

Section 3.5 Capitalization. The authorized capital stock of Honeywell consists of 2,000,000,000 shares of Honeywell Common Stock and 40,000,000 shares of preferred stock, no par value. As of the close of business on September 30, 2000 (i) there were outstanding 797,720,500 shares of Honeywell Common Stock and (ii) no shares of Honeywell preferred stock and no other shares of capital stock or other voting securities of Honeywell were then outstanding. As of December 31, 1999, approximately 162,466,000 shares of Honeywell Common Stock were held in Honeywell's treasury. All outstanding shares of capital stock of Honeywell have been duly authorized and validly issued and are fully paid and nonassessable. Except for (a) Honeywell Stock Options to acquire no more than 55,239,576 shares of Honeywell Common Stock issued pursuant to Honeywell Stock Plans, (b) the option granted to Parent pursuant to the Option Agreement, (c) stock units for no more than 2,993,561 shares of Honeywell Common Stock and (d) shares issuable under Honeywell's employee stock purchase plans in the ordinary course of business consistent with past practice, as of the close of business on September 30, 2000, there were no outstanding options, warrants or other rights to acquire from Honeywell, and no preemptive or similar rights, subscription or other rights, convertible or exchangeable securities, agreements, arrangements or commitments of any character, relating to the capital stock of Honeywell, obligating Honeywell to issue, transfer or sell, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Honeywell or obligating Honeywell to grant, extend or enter into any such option, warrant, subscription or other right, convertible or exchangeable security, agreement, arrangement or commitment (each of the foregoing, a "Honeywell Convertible Security"). Since the close of business on September 30, 2000, Honeywell has not issued any shares of capital stock or any Honeywell Convertible Securities other than the issuance of Honeywell Common Stock in connection with the exercise of Honeywell Stock Options described in clause (a) above and/or as permitted by Section 5.1 hereof. Except as required by the terms of any Honeywell Stock Plans and grants thereunder and/or as permitted by Section 5.1, there are no outstanding obligations of Honeywell or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Honeywell or any Honeywell Convertible Securities.

Section 3.6    Subsidiaries.

(a) Each Subsidiary of Honeywell is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except for those the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Honeywell. For purposes of this Agreement, the word "Subsidiary" when used with respect to any Person means any other Person, whether incorporated or unincorporated, of which (i) more than fifty percent of the securities or other ownership interests or (ii) securities or other interests having by their terms ordinary voting power to elect more than fifty percent of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly owned or controlled by such Person or by any one or more of its Subsidiaries. Each Subsidiary of Honeywell is duly qualified to do business and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Honeywell.

(b) Except for directors' qualifying shares and except as set forth in Honeywell's annual report on Form 10-K for the fiscal year ended December 31, 1999, all of the outstanding capital stock of, or other ownership interests in, each Significant Subsidiary (as such term is defined in rule 12b-2 under the Exchange Act) of Honeywell is, directly or indirectly, owned by Honeywell. All shares of capital stock of, or other ownership interests in, Subsidiaries of Honeywell, directly or indirectly, owned by Honeywell are owned free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Honeywell. There are no outstanding options, warrants or other rights to acquire from Honeywell or any of its Subsidiaries, and, except as may be required by applicable foreign corporate laws, no preemptive or similar rights, subscriptions or other rights, convertible or exchangeable securities, agreements, arrangements or commitments of any character, relating to the capital stock of any Subsidiary of Honeywell, obligating Honeywell or any of its Subsidiaries to issue, transfer or sell, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary of Honeywell or obligating Honeywell or any Subsidiary of Honeywell to grant, extend or enter into any such option, warrant, subscription or other right, convertible or exchangeable security, agreement, arrangement or commitment (each of the foregoing, a "Honeywell Subsidiary Convertible Security"). There are no outstanding obligations of Honeywell or any of its Subsidiaries to repurchase, redeem or otherwise acquire from any Person (other than Honeywell or a wholly owned Subsidiary of Honeywell) any outstanding shares of capital stock of any Subsidiary of Honeywell or any Honeywell Subsidiary Convertible Securities.

Section 3.7    Commission Filings.

(a) Honeywell has filed, or will file at or prior to the time due, all forms, reports and documents required to be filed by it with the Commission since December 31, 1997. Honeywell has made available to Parent (i) its annual reports on Form 10-K for its fiscal years ended December 31, 1997, 1998 and 1999, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended after December 31, 1999, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of Honeywell held since December 31, 1999, and (iv) all of its other reports, statements, schedules and registration statements filed with the Commission since December 31, 1999 (the documents referred to in this Section 3.7(a) being referred to collectively as the "Honeywell Commission Documents"). Honeywell's quarterly report on Form 10-Q for its fiscal quarter ended June 30, 2000 is referred to as the "Honeywell 10-Q". No Subsidiary of Honeywell is required to file any form, report or other document with the Commission.

(b) As of its filing date, each Honeywell Commission Document complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act.

(c) As of its filing date, each Honeywell Commission Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Each registration statement, as amended or supplemented, if applicable, filed by Honeywell pursuant to the Securities Act since December 31, 1997, as of the date such statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 3.8 Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Honeywell (including any related notes and schedules) included in its annual reports on Form 10-K and the quarterly reports on Form 10-Q referred to in Section 3.7 present fairly, in all material respects, the financial position of Honeywell and its subsidiaries as of the dates thereof and their results of operations and cash flows for the periods then ended (subject to normal year-end adjustments and the absence of notes in the case of any unaudited interim financial statements), in each case in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto). For purposes of this Agreement, "Honeywell Balance Sheet" means the consolidated balance sheet of Honeywell as of June 30, 2000 set forth in the Honeywell 10-Q and "Honeywell Balance Sheet Date" means June 30, 2000.

Section 3.9 Disclosure Documents. None of the information supplied or to be supplied by Honeywell for inclusion or incorporation by reference in the Proxy Statement/Prospectus or in the Form S-4 or any amendment or supplement thereto will, at the time the Proxy Statement/Prospectus or any such supplement or amendment thereto is first mailed to the stockholders of Honeywell or at the time the stockholder vote on the Honeywell Stockholder Approval or at the time the Form S-4 or any such amendment or supplement becomes effective under the Securities Act or at the Effective Time, as the case may be, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation or warranty is made by Honeywell in this Section 3.9 with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Subsidiary for inclusion or incorporation by reference in the Proxy Statement/Prospectus or the Form
S-4. The Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act.

Section 3.10   Absence of Certain Changes.

(a) Since the Honeywell Balance Sheet Date there has not been any event, occurrence or development which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Honeywell.

(b) Since the Honeywell Balance Sheet Date and, prior to the date hereof, Honeywell and its Subsidiaries have conducted their respective businesses in the ordinary course, consistent with past practices, and there has not been:

(i) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Honeywell (other than regular quarterly cash dividends payable by Honeywell in respect of the shares of Honeywell Common Stock consistent with past practice), or any repurchase (other than repurchases of Honeywell Common Stock which occurred subsequent to the Honeywell Balance Sheet Date and prior to the date hereof), redemption or other acquisition by Honeywell or any of its Significant Subsidiaries of any outstanding shares of their capital stock or any Honeywell Convertible Securities or Honeywell Subsidiary Convertible Securities (except (x) in accordance with any dividend reinvestment plan as in effect on the date of this Agreement in the ordinary course of the operation of such plan consistent with past practice and/or (y) as otherwise permitted by
         Section 5.1);

(ii) any amendment of any material term of any outstanding security of Honeywell or any of its Significant Subsidiaries;

(iii) any transaction or commitment made, or any contract, agreement or settlement entered into, by (or judgment, order or decree affecting) Honeywell or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any material amount of assets) or any relinquishment by Honeywell or any of its Subsidiaries of any contract or other right, in either case, material to Honeywell and its Subsidiaries taken as a whole, other than transactions, commitments, contracts, agreements or settlements (including without limitation settlements of litigation and tax proceedings) in the ordinary course of business consistent with past practice and those contemplated by this Agreement;

(iv) any change in any method of accounting or accounting practice by Honeywell or any of its Subsidiaries, except for any such change which is not material or which is required by reason of a concurrent change in GAAP; or

(v) any (A) grant of any severance or termination pay to (or amendment to any such existing arrangement with) any director, officer or employee of Honeywell or any of its Subsidiaries, (B) entering into of any employment, deferred compensation, supplemental retirement or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of Honeywell or any of its Subsidiaries, (C) increase in, or accelerated vesting and/or payment of, benefits under any existing severance or termination pay policies or employment agreements or (D) increase in or enhancement of any rights or features related to compensation, bonus or other benefits payable to directors, officers or employees of Honeywell or any of its Subsidiaries, in each case other than in the ordinary course of business consistent with past practice or as permitted by this Agreement.

Section 3.11 No Undisclosed Material Liabilities. There are no liabilities of Honeywell or any Subsidiary of Honeywell of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

(a) liabilities disclosed or provided for in the Honeywell Balance Sheet or in the notes thereto;

(b) liabilities incurred since such date that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Honeywell;

(c) liabilities disclosed in Honeywell Commission Documents filed prior to the date of this Agreement; and

(d) liabilities under this Agreement.

Section 3.12 Litigation. There is no action, suit, investigation or proceeding (an "Action") pending against, or to the knowledge of Honeywell threatened against or affecting, Honeywell or any of its Subsidiaries or any of their respective properties or any of their respective officers or directors before any court or arbitrator or any governmental body, agency or official except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Honeywell or prevent or materially delay the consummation of the Merger.

Section 3.13 Taxes. Except as reserved for in the Honeywell Balance Sheet (including the notes thereto) or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Honeywell, (i) all Honeywell Tax Returns required to be filed with any taxing authority by, or with respect to, Honeywell and its Subsidiaries have been filed in accordance with all applicable laws; (ii) Honeywell and its Subsidiaries have timely paid all Taxes shown as due and payable on Honeywell Tax Returns that have been so filed, and, as of the time of filing, Honeywell Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities and the status of Honeywell and its Subsidiaries (other than Taxes which are being contested in good faith and for which adequate reserves are reflected on the Honeywell Balance Sheet); (iii) Honeywell and its Subsidiaries have made provision for all Taxes payable by Honeywell and its Subsidiaries for which no Honeywell Tax Return has yet been filed; (iv) the charges, accruals and reserves for Taxes with respect to Honeywell and its Subsidiaries reflected on the Honeywell Balance Sheet are adequate under GAAP to cover the Tax liabilities accruing through the date thereof; (v) there is no action, suit, proceeding, audit or claim now proposed or pending against or with respect to Honeywell or any of its Subsidiaries in respect of any Tax where there is a reasonable possibility of an adverse determination; and (vi) neither Honeywell nor any of its Subsidiaries is liable for any Tax imposed on any entity other than such Person, except as the result of the application of Treas. Reg. Sections 1.1502-6 (and any comparable provision of the tax laws of any state, local or foreign jurisdiction) to the affiliated group of which Honeywell is the common parent. For purposes of this Agreement, "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, excise, stamp, real or personal property, ad valorem, withholding, social security (or similar), unemployment, occupation, use, production, service, service use, license, net worth, payroll, franchise, severance, transfer, recording, employment, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, profits, disability, sales, registration, value added, alternative or add-on minimum, estimated or other taxes, assessments or charges imposed by any federal, state, local or foreign governmental entity and any interest, penalties, or additions to tax attributable thereto. For purposes of this Agreement, "Tax Returns" shall mean any return, report, form or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

Section 3.14   Employee Benefit Plans.

(a) For purposes of this Agreement, the term "Honeywell Employee Plans" shall mean and include: each material management, consulting, non-compete, employment, severance or similar contract, plan, including, without limitation, all Honeywell Stock Plans, arrangement or policy applicable to any director, former director, employee or former employee of Honeywell and each material plan, program, policy, agreement or arrangement (written or oral), providing for compensation, bonuses, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) or other employee benefits of any kind, whether funded or unfunded, which is maintained, administered or contributed to by Honeywell or any Subsidiary and covers any employee or director or former employee or director of Honeywell or any Subsidiary, or under which Honeywell has any liability contingent or otherwise (including but not limited to each material "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), but excluding any such plan that is a "multiemployer plan," as defined in Section 3(37) of ERISA).

                  Honeywell agrees to deliver to Parent a list of each Honeywell Employee Plan maintained in the United States by Honeywell, by December 31, 2000. Honeywell does not have any express or implied commitment with respect to arrangements in the United States (i) to create, or incur any material liability with respect to or cause to exist any other material employee benefit plan, program or arrangement, (ii) to enter into any material contract or agreement to provide compensation or benefits to any officer or director or (iii) to modify, change or terminate any material plan in any material respect, other than with respect to a modification, change or termination required by ERISA or the Code.

(b) Each Honeywell Employee Plan has been established and maintained in compliance with its terms and with the requirements (including funding requirements) prescribed by any and all statutes, orders, rules and regulations (including but not limited to ERISA and the Code) which are applicable to such Plan, except where failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Honeywell.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Honeywell, (i) neither Honeywell nor any affiliate of Honeywell has incurred a liability under Title IV of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to Honeywell or any affiliate of Honeywell of incurring any such liability other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due), (ii) all contributions required to be made under the terms of any Honeywell Employee Plan have been made, and, (iii) where applicable to a Honeywell Employee Plan, Honeywell and its affiliates have complied with the minimum funding requirements under Section 412 of the Code and Section 302 of ERISA with respect to each such Honeywell Employee Plan.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Honeywell, each Honeywell Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from federal income tax pursuant to section 501(a) of the Code and, to Honeywell's knowledge, no circumstances exist which will adversely affect such qualification or exemption.

(e) No Honeywell Employee Plan provides that any director or officer or other employee of Honeywell or any of its Subsidiaries will become entitled to any retirement, severance or similar benefit or enhanced or accelerated benefit (including any acceleration of vesting or lapse of repurchase rights or obligations with respect to any Honeywell Stock Plans or other benefit under any compensation plan or arrangement of Honeywell) solely as a result of the transactions contemplated hereby (or as a result of any termination of employment in connection with the transactions contemplated hereby).

(f) Since the Honeywell Balance Sheet Date, there has been no amendment to, or change in employee participation or coverage under, any Honeywell Employee Plan which would increase materially the expense of maintaining such Honeywell Employee Plan above the level of the expense incurred in respect thereof for the 12 months ended on the Honeywell Balance Sheet Date.

(g) Honeywell and its Subsidiaries are in compliance with all applicable federal, state, local and foreign statutes, laws (including without limitation, common law), judicial decisions, regulations, ordinances, rules, judgments, orders and codes respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, and no work stoppage or labor strike against Honeywell and its Subsidiaries are pending or threatened, nor are Honeywell and its Subsidiaries involved in or threatened with any labor dispute, grievance, or litigation relating to labor matters involving any employees, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Honeywell. There are no suits, actions, disputes, claims (other than routine claims for benefits), investigations or audits pending or, to the knowledge of Honeywell, threatened relating to discrimination in employment or employment practices or in connection with any Honeywell Employee Plan, but excluding any of the foregoing which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Honeywell.

(h) The execution of this Agreement shall not constitute an event causing Honeywell to fund any "rabbi" or similar trust.

(i) No material employee benefit plan contributed to by Honeywell or its Subsidiaries is a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA.

(j) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Honeywell with respect to each Honeywell Employee Plan that is not subject to United States law (a "Foreign Benefit Plan"), (i) all employer and employee contributions to each Foreign Benefit Plan required by Law or by the terms of such Foreign Benefit Plan have been made or, if applicable, accrued in accordance with normal accounting practices, (ii) the fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to the reasonable actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Benefit Plan and no transaction contemplated by this Agreement shall cause such assets or insurance to be less than such benefit obligations, and (iii) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

Section 3.15   Compliance with Laws.

(a) Honeywell and its Subsidiaries have, since January 1, 1998 conducted their business and operations in compliance with all applicable provisions of any laws, statutes, ordinances or regulations, except for any failures to be in compliance that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Honeywell.

(b) Neither Honeywell nor any of its Subsidiaries has failed to obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or to the conduct of its business, which failure would, individually, or in the aggregate, reasonably be excepted to have a Material Adverse Effect on Honeywell, and, after giving effect to the transactions contemplated hereby, all such licenses, permits, franchises and other governmental authorizations will continue to be valid and in full force and effect, except where the failure to be valid and in full force and effect would not have a Material Adverse Effect on Honeywell.

Section 3.16 Finders' or Advisors' Fees. Except for Bear, Stearns & Co. Inc., a copy of whose engagement agreement has been previously provided to Parent, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Honeywell or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 3.17   Environmental Matters.

(a) Except for matters which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Honeywell, (i) no written notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of Honeywell or any of its Subsidiaries, threatened by any Person against, Honeywell or any of its Subsidiaries, and no penalty has been assessed within the past three years against Honeywell or any of its Subsidiaries, in each case with respect to any matters relating to or arising out of any Environmental Law; (ii) Honeywell and its Subsidiaries are in compliance with all Environmental Laws; and (iii) there are no liabilities of or relating to Honeywell or any of its Subsidiaries relating to or arising out of any Environmental Law and there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such a liability.

(b) For purposes of this Section 3.17 and Section 4.17, the term "Environmental Laws" means federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, codes, injunctions, permits and governmental agreements relating to human health and the environment, including, but not limited to, Hazardous Materials; and the term "Hazardous Material" means all substances or materials regulated as hazardous, toxic, explosive, dangerous, flammable or radioactive under any Environmental Law including, but not limited to: (i) petroleum, asbestos, or polychlorinated biphenyls and (ii) in the United States, all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. ss. 300.5.

Section 3.18 Opinion of Financial Advisor. Honeywell has received the opinion of Bear, Stearns & Co. Inc., to the effect that, as of the date of its opinion, the Exchange Ratio is fair from a financial point of view to the holders of shares of Honeywell Common Stock.

Section 3.19   Pooling; Tax Treatment.

(a) Honeywell intends that the Merger be accounted for under the "pooling of interests" method under the requirements of Opinion No. 16 (Business Combinations) of the Accounting Principles Board of the American Institute of Certified Public Accountants and the rules and regulations of the SEC.

(b) Neither Honeywell nor any of its affiliates has taken or agreed to take any action or is aware of any fact or circumstance with respect to Honeywell or its affiliates that would prevent (i) the Merger from qualifying (A) for "pooling of interests" accounting treatment as described in (a) above or (B) as a reorganization within the meaning of Section 368(a) of the Code and (ii) the merger between Honeywell and AlliedSignal Inc. consummated on December 1, 1999 (the "Allied Merger") from qualifying for "pooling of interests" accounting treatment as described in (a) above.

Section 3.20 Takeover Statutes. The Board of Directors of Honeywell has taken the necessary action to render Section 203 of the Delaware Law, and any other potentially applicable anti-takeover or similar statute or regulation, inapplicable to this Agreement and the Option Agreement and the transactions contemplated hereby and thereby.

Section 3.21   Intellectual Property Matters.

(a) Honeywell and its Subsidiaries own, free and clear of all Liens, or have the right to use pursuant to valid license, sublicense, agreement or permission all items of Intellectual Property necessary for their operations as presently conducted or as contemplated to be conducted, except where the failure to have such rights, individually or in the aggregate, would not be reasonably be expected to have a Material Adverse Effect on Honeywell. The conduct of Honeywell's and its Subsidiaries' businesses as currently conducted or contemplated to be conducted does not interfere, infringe, misappropriate or violate any of the Intellectual Property rights of any third party, except for interferences, infringements, misappropriations and violations which, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on Honeywell. To Honeywell's knowledge, no third party has interfered with, infringed upon, misappropriated, diluted, violated or otherwise come into conflict with any Intellectual Property rights of Honeywell or any of its Subsidiaries, except for misappropriations and violations which, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on Honeywell.

(b) The term "Intellectual Property" as used in this Agreement means, collectively, patents, trademarks, service marks, trade dress, logos, trade names, Internet domain names, designs, slogans and general intangibles of like nature, copyrights and all registrations, applications, reissuances, continuations, continuations-in-part, revisions, extensions, reexaminations and associated good will with respect to each of the foregoing, computer software (including source and object codes), computer programs, computer data bases and related documentation and materials, data, documentation, technology, trade secrets, confidential business information (including ideas, formulae, algorithms, models, methodologies, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, designs, plans, proposals and technical data, financial, marketing and business data and pricing and cost information) and other intellectual property rights (in whatever form or medium).

                                ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF PARENT

                  Parent represents and warrants to Honeywell that, except as set forth in the disclosure schedules delivered by Parent to Honeywell simultaneously with the execution of this Agreement (the "Parent Disclosure Schedule") or the Parent Commission Documents filed prior to the date of this Agreement; it being understood that any matter set forth in any section of the Parent Disclosure Schedule or in the Parent Commission Documents shall be deemed disclosed with respect to such section of this
Article IV to which such matter logically relates, so long as the description of such matter contains sufficient facts to provide reasonable notice of the relevance of such matter.

Section 4.1 Corporate Existence and Power. Parent is and prior to the Effective Time, Merger Subsidiary will be, a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except for those the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. From and after the date of its incorporation, Merger Subsidiary will not engage in any activities other than in connection with or as contemplated by this Agreement. Parent has heretofore made available to Honeywell true and complete copies of Parent's certificate of incorporation and by-laws as currently in effect and, promptly after the incorporation of Merger Subsidiary, will make available to Honeywell the Certificate of Incorporation and by-laws of Merger Subsidiary. As of the date hereof, neither Parent nor any of its Subsidiaries owns any shares of Honeywell Common Stock.

Section 4.2    Corporate Authorization.

(a) The execution, delivery and performance by Parent of this Agreement and the Option Agreement, and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby and thereby are within the corporate powers of Parent and will be within the corporate powers of Merger Subsidiary prior to the Effective Time, and have been duly authorized by all necessary corporate action of Parent and will have been duly authorized by all necessary corporate action of Merger Subsidiary prior to the Effective Time. Assuming due authorization, execution and delivery of this Agreement and the Option Agreement by Honeywell, this Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary and the Option Agreement constitutes a valid and binding agreement of Parent, in each case enforceable against such party in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. The shares of Parent Common Stock issued pursuant to the Merger, when issued in accordance with the terms hereof, will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

(b) Parent's Board of Directors, at a meeting duly called and held, has (i) determined that this Agreement and the Option Agreement and the transactions contemplated hereby and thereby (including the Merger) are fair to and in the best interests of Parent's stockholders and (ii) approved this Agreement and the Option Agreement and the transactions contemplated hereby and thereby.

Section 4.3 Governmental Authorization. The execution, delivery and performance by Parent of this Agreement and by Parent of the Option Agreement, and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of a certificate of merger in connection with the Merger and a certificate of merger in connection with the merger contemplated by Section 2.1, in each case in accordance with Delaware Law, (b) compliance with any applicable requirements of the HSR Act, (c) compliance with any applicable requirements of the EC Merger Regulation, (d) compliance with any applicable requirements under the Competition Act of Canada, (e) compliance with any other applicable requirements of foreign anti-trust, competition, trade regulation or investments laws, (f) compliance with any applicable environmental transfer statutes, (g) compliance with any applicable requirements of the Exchange Act, (h) compliance with any applicable requirements of the Securities Act, and (i) other actions or filings which if not taken or made would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or prevent or materially delay Parent's and/or Merger Subsidiary's consummation of the Merger.

Section 4.4 Non-Contravention. The execution, delivery and performance by Parent of this Agreement and by Parent of the Option Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby and thereby do not and will not (a) contravene or conflict with the certificate of incorporation or by-laws of Parent or Merger Subsidiary, (b) assuming compliance with the matters referred to in
Section 4.3, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Parent or any of its Subsidiaries, (c) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Parent or any of its Subsidiaries or to a loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement, contract, lease or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit or other similar authorization held by Parent or any of its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, except for such contraventions, conflicts or violations referred to in clause (b) or defaults, rights of termination, cancellation or acceleration, or losses or Liens referred to in clause (c) or (d) that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Merger.

Section 4.5 Capitalization. The authorized capital stock of Parent consists of 13,200,000,000 shares of Parent Common Stock and 50,000,000 shares of preferred stock, par value $1.00 per share. As of the close of business on June 30, 2000, there were outstanding 9,898,772,000 shares of Parent Common Stock and no other shares of capital stock or other voting securities of Parent were outstanding. All outstanding shares of capital stock of Parent have been duly authorized and validly issued and are fully paid and nonassessable. Except for (a) employee or director stock options to acquire no more than 343,000,000 shares of Parent Common Stock and (b) shares of Parent Common Stock to be issued in connection with the Merger, as of the close of business on September 30, 2000, there were no outstanding options, warrants or other rights to acquire from Parent, and no preemptive or similar rights, subscription or other rights, convertible or exchangeable securities, agreements, arrangements, or commitments of any character, relating to the capital stock of Parent, obligating Parent to issue, transfer or sell any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent or obligating Parent to grant, extend or enter into any such option, warrant, subscription or other right, convertible or exchangeable security, agreement, arrangement or commitment (each of the foregoing, a "Parent Convertible Security"). Since the close of business on June 30, 2000 through the date hereof, Parent has not issued any shares of capital stock or Parent Convertible Securities, other than in connection with the exercise of employee stock options and/or in the ordinary course of business. Except as required by the terms of any employee or director stock options or employee stock ownership plan and/or as may be entered into in the ordinary course of business, there are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Parent and of any Parent Convertible Securities.

Section 4.6     Commission Filings.

(a) Parent has filed, or will file at or prior to the time due, all forms, reports and documents required to be filed by it with the Commission since December 31, 1997. Parent has made available to Honeywell (i) its annual reports on Form 10-K for its fiscal years ended December 31, 1997, 1998 and 1999, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended after December 31, 1999, (iii) its proxy or information statements relating to meetings, of, or actions taken without a meeting by, the stockholders of Parent held since December 31, 1999, and (iv) all of its other reports, statements, schedules and registration statements filed with the Commission since December 31, 1999 (the documents referred to in this Section 4.7(a) being referred to collectively as the "Parent Commission Documents"). Parent's quarterly report on Form 10-Q for its fiscal quarter ended June 30, 2000 is referred to as the "Parent 10-Q".

(b) As of its filing date, each Parent Commission Document complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act.

(c) As of its filing date, each Parent Commission Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Each registration statement, as amended or supplemented, if applicable, filed by Parent pursuant to the Securities Act since December 31, 1997, as of the date such statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 4.7 Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent (including any related notes and schedules) included in the annual reports on Form 10-K and the quarterly reports on Form 10-Q referred to in
Section 4.6 present fairly, in all material respects, the financial position of Parent and its subsidiaries as of the dates thereof and their results of operations and cash flows for the periods then ended (subject to normal year-end adjustments and the absence of notes in the case of any unaudited interim financial statements), in each case in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto). For purposes of this Agreement, "Parent Balance Sheet" means the consolidated balance sheet of Parent as of December 31, 1999 set forth in the Parent 10-K and "Parent Balance Sheet Date" means December 31, 1999.

Section 4.8 Disclosure Documents. Neither the Proxy Statement/Prospectus nor any amendment or supplement thereto, will, at the date the Proxy Statement/Prospectus or any such amendment or supplement is first mailed to stockholders of Honeywell or at the time the stockholders vote on the Honeywell Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Neither the Form S-4 nor any amendment or supplement thereto will at the time it becomes effective under the Securities Act or at the Effective Time contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. No representation or warranty is made by Parent in this Section 4.9 with respect to statements made or incorporated by reference therein based on information supplied by Honeywell for inclusion or incorporation by reference in the Proxy Statement/Prospectus or the Form S-4. The Form S-4 and the Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act.

Section 4.9 Absence of Certain Changes. Since the Parent Balance Sheet Date, there has not been any event, occurrence or development which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

Section 4.10 No Undisclosed Material Liabilities. There are no liabilities of Parent or any Subsidiary of Parent of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

(a) liabilities disclosed or provided for in the Parent Balance Sheet or in the notes thereto;

(b) other liabilities incurred since such date that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Parent;

(c) liabilities disclosed in the Parent Commission Documents filed prior to the date of this Agreement; and

(d) liabilities under this Agreement.

Section 4.11 Litigation. There is no Action pending against, or to the knowledge of Parent threatened against or affecting, Parent or any of its Subsidiaries or any of their respective properties or any of their respective officers or directors before any court or arbitrator or any governmental body, agency or official except as would not reasonably be expected to prevent or materially delay the consummation of the Merger.

Section 4.12 Finders' or Advisors' Fees. Except for Chase Securities Inc., whose fees will be provided by Parent, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.13   Pooling; Tax Treatment.

(a) Parent intends that the Merger be accounted for as a "pooling of interests" as described in Section 3.19(a).

(b) Neither Parent nor any of its affiliates has taken or agreed to take any action or is aware of any fact or circumstance with respect to Parent or its affiliates that would prevent the Merger from qualifying (i) for "pooling of interests" accounting treatment as described in Section 3.19(a) or (ii) as a reorganization within the meaning of Section 368(a) of the Code.

                                 ARTICLE V

                           COVENANTS OF HONEYWELL

Honeywell agrees that:

Section 5.1 Conduct of Honeywell. From the date of this Agreement until the Effective Time, Honeywell and its Subsidiaries shall, subject to the last sentence of this Section 5.1, conduct their business in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties. Without limiting the generality of the foregoing and subject to the last sentence of this Section 5.1, and except as set forth in
Section 5.1 of the Honeywell Disclosure Schedules or as contemplated by this Agreement or the Option Agreement, without the prior written consent of Parent (which shall not be unreasonably withheld), from the date of this Agreement until the Effective Time:

(a) Honeywell will not, and will not permit any of its Subsidiaries to, adopt or propose any change in its certificate of incorporation or by-laws;

(b) Honeywell will not, and will not permit any Subsidiary of Honeywell to, adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Honeywell or any of its Subsidiaries (other than transactions between direct and/or indirect wholly owned Subsidiaries of Honeywell);

(c) Honeywell will not, and will not permit any Subsidiary of Honeywell to, issue, sell, transfer, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or series of Honeywell or its any of its Subsidiaries other than (i) issuances of Honeywell Common Stock pursuant to the exercise of Honeywell Stock Options that are outstanding on the date of this Agreement and (ii) pursuant to the terms of the Honeywell Dividend Reinvestment Plan as in effect as of the date hereof;

(d) Honeywell will not (i) split, combine, subdivide or reclassify its outstanding shares of capital stock, or (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock other than, subject to Sections 7.4 and 7.9, regular quarterly cash dividends not in excess of $0.1875 per quarter payable by Honeywell in respect of shares of Honeywell Stock consistent with past practice;

(e) Honeywell will not, and will not permit any Subsidiary of Honeywell to, redeem, purchase or otherwise acquire directly or indirectly any of Honeywell's capital stock, Honeywell Convertible Securities or Honeywell Subsidiary Convertible Securities, except for repurchases, redemptions or acquisitions (x) required by or in connection with the terms of any Honeywell Stock Plan or (y) in accordance with any dividend reinvestment plan as in effect on the date of this Agreement in the ordinary course of the operations of such plan consistent with past practice and, in the case of each of (x) and (y) above, only to the extent consistent with Section 7.4;

(f) Honeywell will not amend the terms (including the terms relating to accelerating the vesting or lapse of repurchase rights or obligations) of any employee or director stock options or other stock based awards;

(g) Honeywell will not, and will not permit any Subsidiary of Honeywell to,
(i) grant any severance or termination pay to (or amend any such existing arrangement with) any director, officer or employee of Honeywell or any of its Subsidiaries, (ii) enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of Honeywell or any of its Subsidiaries, (iii) materially increase any benefits payable under any existing severance or termination pay policies or employment agreements,
(iv) materially increase any compensation, bonus or other benefits payable to directors, officers or employees of Honeywell or any of its Subsidiaries or (v) permit any director, officer or employee who is not already a party to an agreement or a participant in a plan providing benefits upon or following a "change of control" to become a party to any such agreement or a participant in any such plan, other than pursuant to a pre-existing contractual commitment, as required by applicable law, or in the ordinary course of business consistent with past practice but subject to Sections
7.4 and 7.9;

(h) Honeywell will not, and will not permit any of its Subsidiaries to (i) acquire a material amount of assets or property of any other Person except in the ordinary course of business consistent with past practice or (ii) incur any additional incremental indebtedness in excess of $1.5 billion, in the aggregate;

(i) other than as contemplated by Section 7.1, Honeywell will not, and will not permit any of its Subsidiaries to, sell, lease, license or otherwise dispose of any material amount of assets or property except pursuant to existing contracts or commitments and except in the ordinary course of business consistent with past practice;

(j) except for any such change which is not material or which is required by reason of a concurrent change in GAAP, Honeywell will not, and will not permit any Subsidiary of Honeywell to, change any method of accounting or accounting practice used by it;

(k) Honeywell will not, and will not permit any Subsidiary of Honeywell to, enter into any material joint venture, partnership or other similar arrangement;

(l) Honeywell will not, and will not permit any of its Subsidiaries to, take any action that would make any representation or warranty of Honeywell hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time;

(m) Honeywell will not settle or compromise any material Action for an amount in excess of $100 million or enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any Action, except for such consent decrees, injunctions or restraints which would not individually or in the aggregate adversely affect the businesses or operations of Honeywell, Parent or the combined entity at or after the Effective Time in any material respect;

(n) take any action to exempt or make any person, entity or action (other than Parent) not subject to the provision of Section 203 of the Delaware Law or any other potentially applicable anti-takeover or similar statute or regulation; and

(o) Honeywell will not, and will not permit any of its Subsidiaries to, make any election with respect to Taxes or settle any material claim with respect to Taxes which, in each case, would have a Material Adverse Effect on Honeywell.

(p) Honeywell will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

For purposes of this Section 5.1 acquisitions of property, assets or any business involving the payment of consideration in an amount in excess of $500 million, in the aggregate, and sales, transactions or dispositions of assets or property by Honeywell and its Subsidiaries having a fair market value in excess of $500 million, in the aggregate, shall be deemed to be material.

Section 5.2    Honeywell Stockholder Meeting.

(a) Honeywell shall cause a meeting of its stockholders (the "Honeywell Stockholder Meeting") to be duly called and noticed for the purpose of obtaining the Honeywell Stockholder Approval. In connection with the Honeywell Stockholder Meeting, Honeywell (x) will mail to its stockholders as promptly as practicable, the Proxy Statement/Prospectus and all other proxy materials for the Honeywell Stockholder Meeting, (y) will use its reasonable best efforts, subject to paragraph (b) of this Section 5.2, to obtain the Honeywell Stockholder Approval and (z) will otherwise comply with all legal requirements applicable to the Honeywell Stockholder Meeting.

(b) Except as provided in the next sentence, the Board of Directors of Honeywell shall recommend approval and adoption of this Agreement and the Merger by Honeywell's stockholders. The Board of Directors of Honeywell shall be permitted (i) not to recommend to Honeywell's stockholders that they give the Honeywell Stockholder Approval or (ii) to withdraw or modify in a manner adverse to Parent its recommendation to Honeywell's stockholders that they give the Honeywell Stockholder Approval, only (w) if after receiving an Acquisition Proposal that constitutes a Superior Proposal, the Board of Directors of Honeywell determines in its good faith judgment, after receiving the advice of outside legal counsel, that, in light of this Superior Proposal, there is a reasonable probability that the Board of Directors would be in violation of its fiduciary duties under applicable law if it failed to withdraw or modify its recommendation, such determination to be in the sole discretion of the Board of Directors of Honeywell.

                                ARTICLE VI

                            COVENANTS OF PARENT

Section 6.1    Obligations of Merger Subsidiary.

(a) Promptly following the date hereof (and in any event prior to the Effective Time), Parent shall cause the incorporation of Merger Subsidiary pursuant to and in accordance with Delaware Law by causing to be filed with the Secretary of State of the State of Delaware a certificate of incorporation of Merger Subsidiary and, promptly following the date of such filing and the incorporation of Merger Subsidiary, Parent shall cause Merger Subsidiary to take all necessary action to execute a counterpart of, and become a party to, this Agreement.

(b) Parent will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 6.2    Director and Officer Liability.

(a) Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, indemnify and hold harmless, to the fullest extent permitted under applicable law, the individuals who on or prior to the Effective Time were officers, directors and employees of Honeywell or its Subsidiaries (collectively, the "Indemnitees") with respect to all acts or omissions by them in their capacities as such or taken at the request of Honeywell or any of its Subsidiaries at any time on or prior to the Effective Time. In the event the Surviving Corporation or Parent or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation or Parent shall assume the obligations of the Surviving Corporation or the Parent, as the case may be, as set forth in this Section 6.2. An Indemnitee shall have a right to participate in (but not control) the defense of any such matter with its own counsel and at its own expense. Notwithstanding the right of the Surviving Corporation to assume and control the defense of such litigation, claim or proceeding, such Indemnitee shall have the right to employ separate counsel and to participate in the defense of such litigation, claim or proceeding, and the Surviving Corporation shall bear the reasonable fees, costs and expenses of such separate counsel and shall pay such fees, costs and expenses promptly after receipt of an invoice from such Indemnitee if (i) the use of counsel chosen by the Surviving Corporation to represent such Indemnitee would present such counsel with a conflict of interest or (ii) such Indemnitee shall have legal defenses available to it or to other Indemnitees which are different from or in addition to those available to the Surviving Corporation; provided, however, that the Indemnitee shall be required to deliver an undertaking to Honeywell as contemplated by Section 2 of Article VI of the restated certificate of incorporation of Honeywell. The Surviving Corporation shall not settle any matter set forth in Section 6.2 of the Honeywell Disclosure Schedule unless the terms of the settlement provide that the Indemnitee shall have no responsibility for the discharge of any settlement amount and impose no other obligations or duties on the Indemnitee and the settlement discharges all rights against Indemnitee with respect to such matter. Parent shall cause the Surviving Corporation to honor all indemnification agreements with Indemnitees (including under Honeywell's by-laws) in effect as of the date of this Agreement in accordance with the terms thereof. Honeywell has disclosed to Parent all such indemnification agreements prior to the date of this Agreement.

(b) For three years after the Effective Time, Parent shall procure the provision of officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by Honeywell's officers' and directors' liability insurance policy on terms with respect to coverage and in amounts no less favorable than those of such policy in effect on the date hereof; provided, that if the aggregate annual premiums for such insurance at any time during such period shall exceed 200% of the per annum rate of premium paid by Honeywell and its Subsidiaries as of the date hereof for such insurance, then Parent shall, or shall cause its Subsidiaries to, provide only such coverage as shall then be available at an annual premium equal to 200% of such rate.

(c) The certificate of incorporation of the Surviving Corporation shall, from and after the Effective Time, contain provisions no less favorable with respect to limitation of certain liabilities of directors and indemnification than are set forth as of the date of this Agreement in Article Eleventh of the restated certificate of incorporation of Honeywell, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers or employees of Honeywell.

(d) The obligations of Parent under this Section 6.2 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 6.2 applies without the consent of the affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 6.2 applies shall be third party beneficiaries of this Section 6.2).

Section 6.3 Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger to be approved for listing on the NYSE, subject to official notice of issuance.

Section 6.4    Employee Benefits.

(a) From and after the Effective Time, Parent shall cause the Surviving Corporation to honor in accordance with their terms all benefits and obligations under Honeywell Employee Plans, each as in effect on the date of this Agreement (or as amended as contemplated or permitted hereby or with the prior written consent of Parent). Subject to the previous sentence and Section 6.4(b), no provision of this Agreement shall be construed as a limitation on the right of Parent or the Surviving Corporation to amend or terminate any Honeywell Employee Plan to the extent permitted by the terms thereof (as in effect on the date hereof) and applicable law, and no provision of this Agreement shall be construed to create a right in any employee or beneficiary of such employee under a Honeywell Employee Plan that such employee or beneficiary would not otherwise have under the terms of that Honeywell Employee Plan. The "Change of Control" provisions of the Honeywell Employee Plans set forth on Section 6.4(a) of the Honeywell Disclosure Schedule will be triggered by the consummation of the Merger.

(b) For a period of at least one year following the Effective Time, Parent shall provide to employees of Honeywell and its Subsidiaries as of the Effective Time ("Affected Employees"), for so long as such Affected Employees remain employed by Parent or its Subsidiaries, employee benefits (including salary, performance based incentive compensation and stock-based benefits) which, in the aggregate, are at least as favorable as the benefits provided pursuant to Honeywell's or its Subsidiaries' (as applicable) employee benefit plans, programs, policies and arrangements immediately prior to the Effective Time, provided, however, that the foregoing shall not be construed to limit Parent's flexibility in determining the design of any benefit plan or program.

(c) Parent will, or will cause the Surviving Corporation to, give Affected Employees full credit for purposes of eligibility, vesting, and determination of the level of and entitlement to benefits under severance benefit, vacation and other employee benefit plans or arrangements maintained by Parent or any Subsidiary of Parent (if such Affected Employees participate in any such employee benefit plan or arrangement) for such Affected Employees' service with Honeywell or any Subsidiary of Honeywell to the same extent recognized by Honeywell immediately prior to the Effective Time for similar Honeywell employee benefit plans or arrangements, provided, however, that this Section 6.4(c) shall, except as required by law, not provide crediting of service for benefit accrual purposes under Parent defined benefit pension plans, or where such crediting of service would result in a duplication of benefits.

(d) Parent will, or will cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plans of Parent that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that would have been in effect with respect to such employees as of the Effective Time under any welfare plan maintained for the Affected Employees immediately prior to the Effective Time, and (ii) provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time during the same plan year in which such co-payments and deductibles were paid.

(e) Prior to the Effective Time, Honeywell and Parent shall take all such action necessary to ensure that no "rabbi" or similar trust maintained by Honeywell or Parent, respectively, is required to be funded as a result of the transactions contemplated by this Agreement.

Section 6.5 Consultant Agreement. At the Effective Time, Parent shall enter into a consulting agreement with Michael R. Bonsignore substantially on the terms set forth in Section 6.5 of the Honeywell Disclosure Schedule.

                                ARTICLE VII

                     COVENANTS OF PARENT AND HONEYWELL

                  The parties hereto agree that:

Section 7.1    Reasonable Best Efforts.

(a) Subject to Section 7.1(b), Honeywell and Parent shall each cooperate with the other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to promptly (i) take or cause to be taken all necessary actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including, without limitation, preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including, without limitation, any required filings under the HSR Act or any foreign antitrust, competition or trade regulation law, regulation or statute, or any amendments to any thereof) and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any third party necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement. Subject to applicable laws relating to the exchange of information and in addition to Section 7.1(c), Honeywell and Parent shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Honeywell and its Subsidiaries or Parent and its Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any governmental authority in connection with the Merger and the other transactions contemplated by this Agreement.

(b) Without limiting Section 7.1(a), Parent and Honeywell shall:

(i) each use its reasonable best efforts to avoid the entry of, or to have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the Closing, on or before the End Date, including without limitation defending through litigation on the merits any claim asserted in any court by any Person; and

(ii) each use its reasonable best efforts to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation law that may be asserted by any governmental authority with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the End Date), including, with respect to Parent, Parent shall take all such actions, including, without limitation (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent (or any of its Subsidiaries) and (y) otherwise taking or committing to take actions that limit Parent or its Subsidiaries' freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries' businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or materially delaying the Closing; provided, however, that Parent shall not be required to take any such actions if such action with respect to a comparable amount of assets, businesses or products lines of Honeywell would be reasonably likely, in the aggregate, to have a Material Adverse Effect on Honeywell and its Subsidiaries, taken as a whole; provided, further, however, that neither Parent nor Honeywell shall be required to sell, divest or otherwise dispose of any assets, businesses or product lines of Honeywell if such actions would be reasonably likely, in the aggregate, to have a Material Adverse Effect on Honeywell and its Subsidiaries. Honeywell shall take such of the foregoing actions as the Parent may request; provided that any such action is conditioned upon the consummation of the Merger.

(c) Parent and Honeywell shall keep the other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby and work cooperatively in connection with obtaining all required approvals or consents of any governmental authority (whether domestic, foreign or supranational). In that regard, each party shall without limitation: (i) promptly notify the other of, and if in writing, furnish the other with copies of (or, in the case of material oral communications, advise the other orally of) any communications from or with any governmental authority (whether domestic, foreign or supranational) with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written (or any material proposed oral) communication with any such governmental authority, (iii) not participate in any meeting with any such governmental authority unless it consults with the other in advance and to the extent permitted by such governmental authority gives the other the opportunity to attend and participate thereat, (iv) furnish the other with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such governmental authority with respect to this Agreement and the Merger, and
(v) furnish the other with such necessary information and reasonable assistance as Parent or Honeywell may reasonably request in connection with its preparation of necessary filings or submissions of information to any such governmental authority. Parent and Honeywell may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section as "outside counsel only." Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or Honeywell, as the case may be) or its legal counsel.

Section 7.2 Proxy Materials; Certain Filings. Honeywell and Parent shall promptly prepare and file with the Commission a proxy statement relating to the meeting of Honeywell to be held in connection with this Agreement and the transactions contemplated hereby (the "Proxy Statement/Prospectus"). Honeywell and Parent shall promptly prepare, and Parent shall file with the Commission, a registration statement on Form S-4 (the "Form S-4") in which the Proxy Statement/Prospectus will be included as a prospectus, and Parent shall use its reasonable best efforts to cause the Form S-4 to be declared effective by the Commission as promptly as practicable after filing. Parent shall promptly take any action required to be taken under foreign or state securities or Blue Sky laws in connection with the issuance of Parent Common Stock in connection with the Merger. Honeywell and Parent shall cooperate with one another (a) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (b) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Proxy Statement/Prospectus or the Form S-4 and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 7.3 Access to Information. From the date hereof until the Effective Time, to the extent permitted by applicable law, Honeywell and Parent will upon reasonable request give the other party, its counsel, financial advisors, auditors and other authorized representatives access to the offices, properties, books and records of such party and its Subsidiaries during normal business hours, furnish to the other party, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct its own employees, counsel and financial advisors to cooperate with the other party in its investigation of the business of Honeywell or Parent, as the case may be; provided that no investigation of the other party's business shall affect any representation or warranty given by either party hereunder, and neither party shall be required to provide any such information if the provision of such information may cause a waiver of an attorney-client privilege. All information obtained by Parent or Honeywell pursuant to this Section 7.3 shall be kept confidential in accordance with, and shall otherwise be subject to the terms of, the Confidentiality Agreement dated October 21, 2000 between Parent and Honeywell (the "Confidentiality Agreement").

Section 7.4    Tax and Accounting Treatment.

(a) Neither Parent nor Honeywell shall, nor shall they permit their Subsidiaries to, take any action or fail to take any action which action or failure to act would prevent, or would be reasonably likely to prevent, the Merger from qualifying (i) for "pooling of interests" accounting treatment under GAAP and the rules and regulations of the Commission or (ii) as a reorganization within the meaning of Section 368(a) of the Code. Honeywell shall not, and shall not permit its Subsidiaries to, take any action which action or failure to act would prevent, or would be reasonably likely to prevent, the Allied Merger from qualifying for "pooling of interests" accounting treatment under GAAP and the rules and regulations of the Commission. In the event Parent receives advice from its independent public accountants that it is advisable for Parent to obtain customary "affiliate" agreements in order to qualify for "pooling of interests" accounting treatment, Parent shall use its reasonable best efforts to obtain such letters from the appropriate affiliates of Parent.

(b) Parent shall use its reasonable best efforts to provide to Shearman & Sterling (or such other counsel reasonably acceptable to Parent) and Skadden, Arps, Slate, Meagher & Flom LLP (or such other counsel reasonably acceptable to Honeywell) a certificate containing representations reasonably requested by such counsel in connection with the opinions to be delivered pursuant to Sections 8.2(d) and 8.3(b) hereof. Honeywell shall use its reasonable best efforts to provide to Shearman & Sterling (or such other counsel reasonably acceptable to Parent) and Skadden, Arps, Slate, Meagher & Flom LLP (or such other counsel reasonably acceptable to Honeywell) a certificate containing representations reasonably requested by such counsel in connection with the opinions to be delivered pursuant to Sections 8.2(d) and 8.3(b) hereof.

(c) Subject to paragraph (a) above, Parent and Honeywell agree to cooperate in good faith with proposals to reduce Taxes on the transactions contemplated by this Agreement and the continuing operations of Honeywell and its affiliates (including the Surviving Corporation) and Parent and its affiliates after the Effective Time, it being understood that no actions will be required which Honeywell reasonably concludes would adversely affect (i) Honeywell and its affiliates in the event the Merger is not consummated or (ii) the rights or benefits of employees of Honeywell and its affiliates arising from their employment relationship or provided for or permitted by this Agreement.

Section 7.5 Public Announcements. The initial press release with respect to the Merger shall be a joint press release, to be agreed upon by Parent and Honeywell. Thereafter, Parent and Honeywell will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and shall not issue any press release or make any public statement without the prior consent of the other party, unless such consent shall have been unreasonably withheld. Notwithstanding the foregoing, any such press release or public statement as may be required by applicable law or any listing agreement with any national securities exchange (or the London
Stock Exchange) may be issued prior to such consultation, if the party making the release or statement has used its reasonable efforts to consult with the other party.

Section 7.6 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Honeywell or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take any other actions and do any other things, in the name and on behalf of Honeywell or Merger Subsidiary, reasonably necessary to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of Honeywell acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 7.7    Notices of Certain Events.

(a) Each of Honeywell and Parent shall promptly notify the other party of:

(i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement if the failure of Honeywell or Parent, as the case may be, to obtain such consent would be material to Honeywell or Parent as applicable; and

(ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement.

(b) Honeywell and Parent shall promptly notify the other party of any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the consummation of the transactions contemplated by this Agreement.

Section 7.8    Affiliates.

(a) As soon as practicable after the date hereof and in any event not less than 30 days prior to the Effective Time, of Honeywell (i) shall have delivered to Parent a letter identifying all Persons who, in the opinion of Honeywell may be, as of the date of the Honeywell Stockholder Meeting, its "affiliates" for purposes of SEC Accounting Series Releases 130 and 135 and/or for purposes of Rule 145 under the Securities Act, and (ii) shall use its reasonable best efforts to cause each Person who is identified as an "affiliate" of Honeywell in such letter to deliver, as promptly as practicable but in no event later than 20 days prior to the Closing (or after such later date as the Parent and Honeywell may agree), a signed agreement to Honeywell, substantially in the form attached as Exhibit A. Honeywell shall notify Parent from time to time after the delivery of the letter described in Section 7.8(a)(i) of any Person not identified on such letter who then is, or may be, such an "affiliate" and use its reasonable best efforts to cause each additional Person who is identified as an "affiliate" to execute a signed agreement as set forth in this Section 7.8(a).

(b) Shares of Honeywell Common Stock beneficially owned by each such "affiliate" of Honeywell who has not provided a signed agreement in accordance with Section 7.8(a) shall not be transferable during any period prior to and after the Effective Time if, as a result of this transfer during any such period, taking into account the nature, extent and timing of this transfer and similar transfers by all other "affiliates" of Honeywell, this transfer will, in the reasonable judgment of accountants of Parent, interfere with, or prevent the Merger from being accounted for, as a "pooling of interests" under GAAP and/or the rules and regulations of the Commission. Parent shall not register, or allow its transfer agent to register, on its books any transfer of any shares of Parent Common Stock of any affiliate of Honeywell who has not provided a signed agreement in accordance with Section 7.8(a). The restrictions on the transferability of shares held by Persons who execute an agreement pursuant to Section 7.8(a) shall be as provided in those agreements.

Section 7.9 Payment of Dividends. From the date of the Agreement until the Effective Time, Parent and Honeywell will coordinate with each other regarding the declaration of dividends in respect of the shares of Parent Common Stock and the shares of Honeywell Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties that holders of shares of Honeywell Common Stock will not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Honeywell Common Stock and the shares of Parent Common Stock any holder of shares of Honeywell Common Stock receives in exchange therefor in connection with the Merger.

Section 7.10   No Solicitation.

(a) Honeywell shall not, and shall cause its Subsidiaries not to, and will use its reasonable best efforts to cause its officers, directors, employees, investment bankers, consultants, attorneys, accountants, agents and other representatives not to, directly or indirectly, take any action to solicit, initiate, encourage or facilitate the making of any Acquisition Proposal or any inquiry with respect thereto or engage in substantive discussions or negotiations with any Person with respect thereto, or in connection with any Acquisition Proposal or potential Acquisition Proposal, disclose any nonpublic information relating to it or its Subsidiaries or afford access to the properties, books or records of it or its Subsidiaries to, any Person that has made, or to such party's knowledge, is considering making, any Acquisition Proposal; provided, however, that, in the event that (x) Honeywell shall receive an Acquisition Proposal that the Board of Directors of Honeywell concludes in good faith could result in a Superior Proposal that was not solicited by it and did not otherwise result from a breach of this Section 7.10, (y) prior to receipt of the Honeywell Stockholder Approval, the Board of Directors of Honeywell determines in its good faith judgment, after receiving the advice of outside counsel, that, in light of this Acquisition Proposal, if Honeywell fails to participate in such discussions or negotiations with, or provide such information to, the party making the Acquisition Proposal, there is a reasonable probability that such Board of Directors would be in violation of its fiduciary duties under applicable law, such determination to be in the sole discretion of the Board of Directors of Honeywell, and (z) after giving the other party written notice of its intention to do so, the party receiving such Acquisition Proposal may (i) furnish information with respect to it and its subsidiaries to the Person making such Acquisition Proposal pursuant to a customary confidentiality agreement and (ii) participate in discussions and negotiations regarding such Acquisition Proposal.

(b) Nothing contained in this Agreement shall prevent the Board of Directors of Honeywell from complying with Rule 14e-2 under the Exchange Act with regard to an Acquisition Proposal; provided that the Board of Directors of Honeywell shall not recommend that its stockholders tender their shares in connection with a tender offer except to the extent, after receiving a Superior Proposal, the Board of Directors of Honeywell determines in its good faith judgment, after receiving the advice of outside legal counsel, that, in light of the Superior Proposal, there is a reasonable probability that the Board of Directors would be in violation of its fiduciary duties under applicable law if it fails to make such a recommendation, such determination to be in the sole discretion of the Board of Directors of Honeywell.

(c) Upon receiving an Acquisition Proposal, Honeywell will promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal) notify Parent, after receipt of any Acquisition Proposal or any amendment or change in any previously received Acquisition Proposal, or any request for nonpublic information relating to Honeywell or any Subsidiary of Honeywell or for access to the properties, books or records of Honeywell or any Subsidiary of Honeywell by any Person that has made, or to such party's knowledge may be considering making, an Acquisition Proposal, and shall promptly provide copies of any proposals, indications of interest, draft agreements and correspondence relating to such Acquisition Proposal. Honeywell shall, and shall cause its Subsidiaries to, immediately cease and cause to be terminated, and use reasonable best efforts to cause its officers, directors, employees, investment bankers, consultants, attorneys, accountants, agents and other representatives to, immediately cease and cause to be terminated, all discussions and negotiations, if any, that have taken place prior to the date hereof with any Persons with respect to any Acquisition Proposal and shall request the return or destruction of all confidential information provided to any such Person.

                  For purposes of this Agreement, "Acquisition Proposal" means any offer or proposal for, or any indication of interest in, any (i) direct or indirect acquisition or purchase of a business or asset of Honeywell or any of its Subsidiaries that constitutes 20% or more of the net revenues, net income or assets of Honeywell and its Subsidiaries, taken as a whole; (ii) direct or indirect acquisition or purchase of 20% or more of any class of equity securities of Honeywell or any of its Subsidiaries whose business constitutes 20% or more of the net revenues, net income or assets of Honeywell and its Subsidiaries, taken as a whole; (iii) tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 20% or more of any class of equity securities of Honeywell, or any of its Subsidiaries whose business constitutes 20% or more the net revenues, net income or assets of Honeywell and its Subsidiaries, taken as a whole; or (iv) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Honeywell or any of its Subsidiaries whose business constitutes 20% or more of the net revenue, net income or assets of Honeywell and its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement. For purposes of this Agreement, "Superior Proposal" means any bona fide written Acquisition Proposal obtained not in breach of this Section 7.10 for or in respect of all of the outstanding shares of Honeywell Common Stock, on terms that the Board of Directors of Honeywell, determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the Acquisition Proposal and this Agreement deemed relevant by such Board of Directors, including any break-up fees, expense reimbursement provisions, conditions to and expected timing and risks of consummation, and the ability of the party making such proposal to obtain financing for such Acquisition Proposal and taking into account all other legal, financial, regulatory and all other aspects of such proposal) are more favorable (other than in immaterial respects) from a financial point of view to its stockholders than the Merger and which has a reasonable likelihood of being consummated.

(d) Honeywell agrees that it will take the necessary steps promptly to inform its officers, directors, investment bankers, consultants, attorneys, accountants, agents and other representatives of the obligations undertaken in this Section 7.10.

Section 7.11   Letters from Accountants.

(a) Parent shall use reasonable best efforts to cause to be delivered to Parent and Honeywell a letter from KPMG LLP dated as of the Closing Date, addressed to the Boards of Directors of Parent and Honeywell, stating that KPMG LLP concurs with Parent management's conclusion that accounting for the Merger as a "pooling of interests" under Opinion No. 16 (Business Combination) of the Accounting Principles Board of the American Institute of Certified Public Accountants and the rules and regulations of the Commission is appropriate if the Merger is closed and consummated in accordance with the terms hereof.

(b) Honeywell shall use reasonable best efforts to cause to be delivered to Parent a letter from PricewaterhouseCoopers LLP, dated as of the Closing Date, addressed to the Boards of Directors of Honeywell and Parent, stating that PricewaterhouseCoopers LLP concurs with Honeywell's management's conclusion that Honeywell is eligible to participate in a transaction accounted for as a "pooling of interests" under Opinion No. 16 (Business Combination) of the Accounting Principles Board of the American Institute of Certified Public Accountants and the rules and regulations of the Commission.

Section 7.12 Takeover Statutes. If any anti-takeover or similar statute or regulation is or may become applicable to the transactions contemplated hereby, each of the parties and its Board of Directors shall grant such approvals and take all such actions as are legally permissible so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

Section 7.13 Honeywell Name and Integrity of Franchise. Parent will use the Honeywell name in areas where Honeywell has been strong historically.
Parent will use the Honeywell name in conjunction with the Parent name for the Honeywell Home and Building Control business and the Honeywell avionics business. Parent will consider the use of the Honeywell name in conjunction with the Parent name for the Honeywell industrial controls business.

Section 7.14 Transfer Statutes. Each of Parent and Honeywell agrees to use its commercially reasonable efforts to comply promptly with all requirements of the New Jersey, Connecticut and other state property transfer statutes to the extent applicable to the transactions contemplated hereby, and to take all actions necessary to cause the transactions contemplated hereby to be effected in compliance with such statutes. Parent and Honeywell agree that they will consult with each other to determine what, if any, actions must be taken prior to or after the Effective Time to ensure compliance with such statutes. Each of Parent and Honeywell agrees to provide the other with any documents to be submitted to the relevant state agencies prior to submission. For purposes of this section, the New Jersey and Connecticut Property Transfer Statutes means the New Jersey Industrial Site Recovery Act, 1993 N.J. Laws 139, and the Connecticut Transfer Act, Conn. Gen. Stat. Ann. ss.ss. 22a.-134(b).

Section 7.15 Section 16(b). Parent and Honeywell shall take all such steps reasonably necessary to cause the transactions contemplated hereby and any other dispositions of equity securities of Honeywell (including derivative securities) or acquisitions of Parent equity securities (including derivative securities) in connection with this Agreement by each individual who (a) is a director or officer of Honeywell or (b) at the Effective Time, will become a director or officer of Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

                               ARTICLE VIII

                          CONDITIONS TO THE MERGER

Section 8.1 Conditions to the Obligations of Each Party. The obligations of Honeywell, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or, to the extent legally permissible, waiver) of the following conditions:

(a) this Agreement and the Merger shall have been approved and adopted by the stockholders of Honeywell in accordance with Delaware Law;

(b) any applicable waiting period (including any extension thereof) under the HSR Act relating to the Merger shall have expired or been terminated;

(c) the approval by the European Commission of the transactions contemplated by this Agreement shall have been obtained pursuant to the EC Merger Regulation;

(d) all applicable waiting periods under the Competition Act of Canada shall have expired or been terminated;

(e) no provision of any applicable law or regulation and no judgment, injunction (preliminary or permanent), order or decree that prohibits, materially restricts, makes illegal or enjoins the consummation of the Merger or any of the other transactions contemplated by this Agreement, shall be in effect;

(f) the Form S-4 shall have been declared effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC;

(g) the shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance; and

(h) the letters of KPMG LLP and PricewaterhouseCoopers LLP contemplated by paragraphs (a) and (b) of Section 7.11 shall have been delivered as contemplated thereby.

Section 8.2 Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or, to the extent legally permissible, waiver) of the following further conditions:

(a) (i) Honeywell shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of Honeywell contained in this Agreement and in any certificate or other writing delivered by Honeywell pursuant hereto shall be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) would not, individually or in the aggregate, have a Material Adverse Effect on Honeywell, and (iii) Parent shall have received a certificate signed by an executive officer of Honeywell on its behalf to the foregoing effect;

(b) there shall not be any statute, rule, regulation, injunction, order or decree, enacted, enforced, promulgated, entered, issued or deemed applicable to the Merger and the other transactions contemplated hereby (or in the case of any statute, rule or regulation, awaiting signature or reasonably expected to become law), by any court, government or governmental authority or agency or legislative body, domestic, foreign or supranational, that would, or would reasonably be expected to, have a Material Adverse Effect on Parent at or after the Effective Time.

(c) (i) all required approvals or consents of any governmental authority or third party including those described in Section 3.3, 3.4, 4.3 and 4.4 shall have been obtained (and all relevant statutory, regulatory or other governmental waiting periods, whether domestic, foreign or supranational, shall have expired) except in the case of consents the absence of which would not result in civil or criminal sanctions being imposed on Parent or the Surviving Corporation or their respective affiliates or where the failure to obtain any such consents and approvals would not reasonably be expected to have a Material Adverse Effect on Honeywell and (ii) all such approvals and consents which have been obtained shall be on terms that would not reasonably be expected to have a Material Adverse Effect on Honeywell.

(d) Parent shall have received an opinion of Shearman & Sterling (or other counsel reasonably acceptable to Parent), on the basis of representations and assumptions set forth in such opinion, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that each of Parent, Merger Subsidiary and Honeywell will be a party to the reorganization within the meaning of Section 368(b) of the Code, and such opinion shall not have been withdrawn as of the Effective Time. In rendering its opinion, counsel shall be entitled to rely upon representations of officers of Parent and Honeywell reasonably requested by counsel.

Section 8.3 Conditions to the Obligations of Honeywell. The obligation of Honeywell to consummate the Merger is subject to the satisfaction (or, to the extent legally permissible, waiver) of the following further conditions:

(a) (i) Parent shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of Parent and Merger Subsidiary contained in this Agreement and in any certificate or other writing delivered by Parent pursuant hereto shall be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth herein) at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date, except where the failure of such representations to be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth herein) would not, individually as in the aggregate, have a Material Adverse Effect on Parent and (iii) Honeywell shall have received a certificate signed by an executive officer of Parent on its behalf to the foregoing effect; and

(b) Honeywell shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP (or other counsel reasonably acceptable to Honeywell), on the basis of representations and assumptions set forth in such opinion, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that each of Parent, Merger Subsidiary and Honeywell will be a party to the reorganization within the meaning of Section 368(b) of the Code, and such opinion shall not have been withdrawn as of the Effective Time. In rendering this opinion, counsel shall be entitled to rely upon representations of officers of Parent and Honeywell reasonably requested by counsel.

                                 ARTICLE IX

                                TERMINATION

Section 9.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (except as provided below, notwithstanding any approval of this Agreement by the stockholders of Honeywell):

(a) by mutual written consent of Honeywell and Parent;

(b) by either Honeywell or Parent,

(i) if the Merger has not been consummated as of June 30, 2001 (the "End Date"); provided, however, that if (x) the Effective Time has not occurred by such date by reason of nonsatisfaction of any of the conditions set forth in Section 8.1(b), 8.1(c), 8.1(d), 8.1(e), 8.2(b) and 8.2(c) and (y) all other conditions set forth in Article VIII have heretofore been satisfied or waived or are then capable of being satisfied, then such date shall automatically be extended to November 30, 2001 (which shall then be the "End Date"); provided, further that at the End Date the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any party whose failure to fulfill in any material respect any obligation under this Agreement has caused or resulted in the failure of the Effective Time to occur on or before the End Date; or

(ii) if the Honeywell Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or any adjournment thereof;

(c) by either Honeywell or Parent, if there shall be any law or regulation that materially restricts the consummation of the Merger or makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Parent or Honeywell from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable; provided that the terminating party has fulfilled its obligations under Section 7.1;

(d) by Parent, if the Board of Directors of Honeywell shall have failed to recommend or withdrawn or modified or changed, in a manner adverse to Parent, its approval or recommendation of this Agreement or the Merger, whether or not permitted by the terms hereof, or shall have failed to call the Honeywell Stockholder Meeting in accordance with Section 5.2, or shall have recommended a Superior Proposal (or the Board of Directors of Honeywell shall resolve to do any of the foregoing); or

(e) by either Parent or Honeywell, if there shall have been a breach by the other of any of its representations, warranties, covenants or obligations contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 8.2(a) (in the case of a breach by Honeywell) or Section 8.3(a) (in the case of a breach by Parent), and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 30 days after written notice thereof shall have been received by the party alleged to be in breach.

The party desiring to terminate this Agreement pursuant to clause (b), (c),
(d) or (e) of this Section 9.1 shall give written notice of such termination to the other party in accordance with Section 10.1, specifying the provision hereof pursuant to which such termination is effected.

Section 9.2 Effect of Termination. (a) If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except (i) as set forth in Section 9.3, (ii) that the agreements contained in this Section 9.2, in
Section 10.4, and in the Confidentiality Agreement, shall survive the termination hereof and (iii) that no such termination shall relieve any party of any liability or damages resulting from any willful breach by that party of this Agreement.

Section 9.3    Fee and Expenses.  (a)  In the event that:

(i) this Agreement shall be terminated by either party pursuant to Section 9.1(b)(ii), and, at or prior to the time of the failure of Honeywell's Stockholders to approve this Agreement and the Merger, an Acquisition Proposal shall have been made public and not withdrawn; or

(ii)     this Agreement is terminated pursuant to Section 9.1(d);

                  then, in any such event, Honeywell shall pay Parent promptly (but in no event later than two business days after the first of such events shall have occurred) a fee of $1.35 billion (the "Fee"), which amount shall be payable in immediately available funds.

(b) Except as set forth in this Section 9.3, all costs and expenses incurred in connection with this Agreement, the Option Agreement, the Merger and the transactions contemplated thereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

(c) In the event that Honeywell shall fail to pay the Fee or any expenses when due, the term "expenses" shall be deemed to include the costs and expenses actually incurred or accrued by Parent (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.3, together with interest on such unpaid Fee and expenses, commencing on the date that the Fee or such expenses became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in the City of New York, as such bank's Base Rate plus 2.00%.

                                 ARTICLE X

                               MISCELLANEOUS

Section 10.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given,

(a)               if to Parent or Merger Subsidiary, to:

                           General Electric Company
                           3135 Easton Turnpike, W3
                           Fairfield, Connecticut  06431
                           Attention:  Senior Counsel - Transactions
                           Facsimile No.:  (203) 373-3008


                           with a copy to:

                           Shearman & Sterling
                           599 Lexington Avenue
                           New York, New York  10022
                           Attention:  John A. Marzulli Jr., Esq.
                           Facsimile No.:  (212) 848-7179


(b)               if to Honeywell, to:

                           Honeywell International Inc.
                           101 Columbia Road
                           P.O. Box 4000
                           Morristown, New Jersey  07962-2497
                           Attention:  Peter M. Kreindler, Esq.,
                                       Senior Vice President and
                                       General Counsel
                           Facsimile No.: (973) 455-4217


                           with a copy to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                           Four Times Square
                           New York, New York  10036-6522
                           Attention:  Peter Allan Atkins, Esq.
                                       David J. Friedman, Esq.
                           Facsimile No.:  (212) 735-2000

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties. Each such notice, request or other communication shall be effective (a) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section and the appropriate facsimile confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section.

Section 10.2 Non-Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

Section 10.3   Amendments; No Waivers.

(a) Any provision of this Agreement (including the Exhibit and Schedules hereto) may be amended or waived prior to the Effective Time at any time prior to or after the receipt of the Honeywell Stockholder Approval, if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Honeywell, Parent and Merger Subsidiary, or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the receipt of any such approval, if any such amendment or waiver shall by law or in accordance with the rules and regulations of any relevant securities exchange requires further approval of stockholders, the effectiveness of such amendment or waiver shall be subject to the necessary stockholder approval.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 10.4 Expenses. Except as otherwise agreed to in writing by the parties, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such cost or expense, except that (a) the filing fees in respect to filings made pursuant to the HSR Act, the EC Merger Regulation and all similar filings in other jurisdictions, (b) filing fees in connection with the filing with the SEC of the Form S-4 and the Proxy Statement/Prospectus, (c) all printing, mailing and related expenses incurred in connection with printing and mailing of the Form S-4 and the Proxy Statement/Prospectus and (d) all other expenses not directly attributable to any one of the parties, shall be shared equally by Parent and Honeywell.

Section 10.5 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto except that Merger Subsidiary may transfer or assign, in whole or from time to time in part, to one or more of its affiliates, its rights under this Agreement, but any such transfer or assignment will not relieve Merger Subsidiary of its obligations hereunder.

Section 10.6 Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware, without regard to principles of conflicts of law.

Section 10.7 Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby or thereby may be brought in any federal or state court located in the State of Delaware, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.1 shall be deemed effective service of process on such party.

Section 10.8 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.9 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

Section 10.10 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the Exhibit and Schedules), the Option Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof. Except as provided in Section 6.2(d), no provision of this Agreement or any other agreement contemplated hereby is intended to confer on any Person other than the parties hereto any rights or remedies. Section 10.11 Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 10.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.



                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                        GENERAL ELECTRIC COMPANY


                                        By:    /s/ John F. Welch, Jr.
                                               ______________________________
                                               Name:  John F. Welch, Jr.
                                               Title: Chairman and CEO



                                        HONEYWELL INTERNATIONAL INC.


                                        By:    /s/ Michael E. Bonsignore
                                               ______________________________
                                               Name:  Michael E. Bonsignore
                                               Title: Chairman and CEO



                  IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed by its authorized officers as of this __ day of October, 2000.


                                        MERGER SUBSIDIARY


                                        By:    ______________________________
                                               Name:
                                               Title:



                                                                      EXHIBIT A



                        Honeywell International Inc.
                              Affiliate Letter


General Electric Company
3135 Easton Turnpike, W3
Fairfield, Connecticut  06431


Ladies and Gentlemen:

                  I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of Honeywell International Inc., a Delaware corporation ("Honeywell"), as the term "affiliate" is (i) defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), and/or (ii) used in and for purposes of Accounting Series, Releases 130 and 135, as amended, of the Commission. Pursuant to the terms of the Agreement and Plan of Merger, dated as of October 22, 2000 (the "Merger Agreement"), between Honeywell and General Electric Company, a New York corporation ("Parent"), a newly formed Delaware corporation and a wholly owned subsidiary of Parent ("Merger Subsidiary"), Merger Subsidiary will be merged with and into Honeywell (the "Merger").

                  As a result of the Merger, I may receive shares of common stock, par value $0.06 per share, of Parent (the "Parent Common Stock") in exchange for shares owned by me of common stock, par value $1.00 per share, of Honeywell (or upon the exercise of options for such shares of Honeywell).

                  I hereby represent and warrant to, and covenant with, Parent that in the event I receive any Parent Common Stock as a result of the Merger:

                  1. I shall not make any sale, transfer or other disposition of the Parent Common Stock in violation of the Securities Act or the Rules and Regulations.

                  2. I have carefully read this letter and the Merger Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Parent Common Stock, to the extent I felt necessary, with my counsel or counsel for Honeywell.

                  3. I have been advised that the issuance of Parent Common Stock to me pursuant to the Merger has been, or will be, registered with the Commission under the Securities Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger was submitted for a vote of the stockholders of Honeywell, (i) I may be deemed to have been an affiliate of Honeywell and (ii) the distribution by me of the Parent Common Stock has not been registered under the Securities Act, I may not sell, transfer or otherwise dispose of the Parent Common Stock issued to me in the Merger unless (x) such sale, transfer or other disposition has been registered under the Securities Act, (y) such sale, transfer or other disposition is made in conformity with Rule 145 (as such rule may be hereafter amended) promulgated by the Commission under the Securities Act, or (z) Parent shall have received either opinion of counsel, which opinion and counsel shall be reasonably acceptable to Parent, or a "no action" letter obtained by me from the staff of the Commission, to the effect that such sale, transfer or other disposition is otherwise exempt from registration under the Securities Act.

                  4. I understand that Parent is under no obligation to register the sale, transfer or other disposition of the Parent Common Stock by me or on my behalf under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

                  5. I also understand that stop transfer instructions will be given to Parent's transfer agents with respect to the Parent Common Stock and that there will be placed on the certificates for the Parent Common Stock issued to me, or any substitutions therefor, a legend stating in substance:

                  "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES, AND MAY ONLY BE SOLD OR OTHERWISE TRANSFERRED (I) IN COMPLIANCE WITH THE REQUIREMENTS OF RULE 145 OR PURSUANT TO A REGISTRATION STATEMENT UNDER THAT ACT OR AN EXEMPTION FROM SUCH REGISTRATION AND (II) AFTER GENERAL ELECTRIC COMPANY ("GE") SHALL HAVE PUBLISHED FINANCIAL RESULTS COVERING AT LEAST 30 DAYS OF COMBINED OPERATIONS OF GE AND HONEYWELL INTERNATIONAL INC."

                  6. I also understand that unless the transfer by me of my Parent Common Stock has been registered under the Securities Act or is a sale made in conformity with the provisions of Rule 145, Parent reserves the right to place the following legend on the certificates issued to my transferee:

                  "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

                  It is understood and agreed that the legends set forth in paragraphs 4 and 5 above shall be removed by delivery of substitute certificates without such legend if such legend is not required for purposes of the Securities Act or this Agreement. It is understood and agreed that such legends and the stop orders referred to above will be removed if (i) evidence or representations satisfactory to Parent that the Parent Common Stock represented by such certificates are being or have been sold in a transaction made in conformity with the provisions of Rule 145(d) (as such rule may be hereafter amended) or (ii) Parent has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Parent, or a "no action" letter obtained by me from the staff of the Commission, to the effect that the restrictions imposed by Rule 145 under the Securities Act no longer apply to me.

                  I further represent and warrant to, and covenant with, Parent that I will not sell, transfer or otherwise dispose of or reduce my risk (as contemplated by the Commission Accounting Series Release No. 135) with respect to shares of the capital stock of Honeywell and/or Parent, including, without limitation, Parent Common Stock received by me in the Merger, that I may hold during the 30 day period prior to the Effective Time (as defined in the Merger Agreement) and after the Effective Time until after such time as combined financial results (including combined sales and net income figures) covering at least 30 days of combined operations of Honeywell and Parent have been published by Parent, in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes such combined results of operations.

                  This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware. This letter agreement shall terminate if and when the Merger Agreement is terminated according to its terms.

                  Execution of this letter should not be considered an admissions on my part that I am an "affiliate" of Honeywell as described in the first paragraph of this letter, or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

                                           Very truly yours,

                                           -----------------------------
                                           Name:
Accepted this __ day of

_________, 2000 by


GENERAL ELECTRIC COMPANY



By:      ____________________________
Name:
Title: